As filed with the Securities and Exchange Commission on June 25, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AEGON N.V. (Exact name of Registrant as specified in its charter)	AEGON FUNDING CORP. (Exact name of Registrant as specified in its charter)	AEGON FUNDING CORP. II (Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands

(State or other jurisdiction of

incorporation or organization)

Not Applicable

(I.R.S. Employer Identification No.)

AEGONplein 50

PO Box 202

2501 CE The Hague

The Netherlands

011-31-70-344-3210

(Address and telephone number of

Registrant’s principal executive offices)

Delaware

(State or other jurisdiction of

incorporation or organization)

42-1489646

(I.R.S. Employer Identification No.)

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(Address and telephone number of

Registrant’s principal executive offices)

Delaware

(State or other jurisdiction of

incorporation or organization)

42-1510367

(I.R.S. Employer Identification No.)

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(Address and telephone number of

Registrant’s principal executive offices)

Craig D. Vermie, Esq.

AEGON USA, Inc.

4333 Edgewood Road NE

Cedar Rapids, IA 52499

(319) 398-8511

(Name, address and telephone number of agent for service)

Copy of communications to:

A. Peter Harwich, Esq.

Allen & Overy

1221 Avenue of the Americas

New York, NY 10020

(212) 610-6471

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit (1)(2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (2)

Common shares, euro 0.12 par value (3) Debt securities (4) Warrants (5) Guarantees (6) Purchase contracts (7) Units (8)

Total	$5,000,000,000	N/A	$5,000,000,000	$404,500 (9)

(1)	There are being registered under this registration statement such indeterminate number of common shares of AEGON N.V., such indeterminate principal amount of debt securities and such indeterminate number of guarantees issued for separate consideration, warrants and purchase contracts of AEGON N.V., AEGON Funding Corp. and AEGON Funding Corp. II as shall have an aggregate offering price not to exceed $5,000,000,000. If any debt securities are issued at original issue discount, such greater principal amount as shall result in net proceeds of $5,000,000,000 or the equivalent in foreign currency is being registered under this registration statement. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance of the securities under this registration statement.
(2)	Pursuant to General Instruction II.C of Form F-3, not specified with respect to each class of securities to be registered.
(3)	Including such indeterminate number of common shares of AEGON N.V. as may be sold from time to time by AEGON N.V., including sales upon the exercise of warrants or delivery upon settlement of purchase contracts. Also includes such indeterminate number of common shares as may be issued from time to time upon conversion or exchange of securities registered hereunder that are convertible or exchangeable into common shares, to the extent any of such securities are, by their terms, convertible or exchangeable for common shares. No separate consideration will be received for common shares issuable upon conversion of or in exchange for any securities registered hereunder that provide for conversion or exchange into such securities without separate consideration.
(4)	Including such indeterminate number of debt securities as may be sold from time to time by AEGON N.V., AEGON Funding Corp. and AEGON Funding Corp. II, including sales upon the exercise of warrants or delivery upon settlement of purchase contracts. Also includes such indeterminate number of debt securities as may be issued from time to time upon conversion or exchange of securities registered hereunder that are convertible or exchangeable into common shares, to the extent any of such securities are, by their terms, convertible or exchangeable for common shares. No separate consideration will be received for common shares issuable upon conversion of or in exchange for any securities registered hereunder that provide for conversion or exchange into such securities without separate consideration. Debt securities issued by AEGON Funding Corp. or AEGON Funding Corp. II will be fully and unconditionally guaranteed by AEGON N.V. No separate consideration will be received from investors for such guarantees.
(5)	Such indeterminate number of warrants as may be sold from time to time by AEGON N.V., AEGON Funding Corp. or AEGON Funding Corp. II, representing rights to purchase any other securities. Warrants may be sold separately or with any other securities registered hereunder.
(6)	Guarantees registered hereunder may or may not be issued for separate consideration. With respect to guarantees issued in connection with securities of AEGON Funding Corp. or AEGON Funding Corp. II, no separate consideration will be received from investors for such guarantees.
(7)	Includes an indeterminate number of common shares to be issuable by AEGON N.V. upon settlement of purchase contracts.
(8)	Includes an indeterminate number of securities to be sold as units consisting of more than one type of security registered hereunder.
(9)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 25, 2003

PROSPECTUS

AEGON N.V.

(a Netherlands public company with limited liability)

and

AEGON Funding Corp.

(a Delaware corporation)

and

AEGON Funding Corp. II

(a Delaware corporation)

U.S. $5,000,000,000

AEGON N.V. may offer its common shares, senior or subordinated debt securities, including debt securities convertible or exchangeable into its common shares, guarantees, warrants, purchase contracts and units for sale through this prospectus.

AEGON Funding Corp. and AEGON Funding Corp. II may offer senior or subordinated debt securities including debt securities convertible or exchangeable into common shares of AEGON N.V., guarantees, warrants, purchase contracts and units, in each case guaranteed by AEGON N.V. for sale through this prospectus.

We may offer these securities from time to time in one or more offerings with a total initial offering price of up to U.S. $5,000,000,000. We may also offer any combination of these securities.

We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus, any prospectus supplement and any pricing supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2003.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “intend”, “may”, “expect”, “anticipate”, “predict”, “project”, “counting on”, “plan”, “continue”, “want”, “forecast”, “should”, “would”, “is confident” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

•	changes in general economic conditions, particularly in the United States, the Netherlands and the United Kingdom;

•	changes in the performance of financial markets, including emerging markets, including:

–	the frequency and severity of defaults by issuers in our fixed income investment portfolios; and

–	the effects of corporate bankruptcies and/or accounting restatements (such as Enron and WorldCom) on the financial markets and the resulting decline in value of equity and debt securities we hold;

•	the frequency and severity of insured loss events;

•	changes affecting mortality, morbidity and other factors that may affect the profitability of our insurance products;

•	changes affecting interest rate levels and continuing low interest rate levels;

•	changes affecting currency exchange rates, including the euro/U.S. dollar and euro/UK pound exchange rates;

•	increasing levels of competition in the United States, the Netherlands, the United Kingdom and emerging markets;

•	changes in laws and regulations, particularly those affecting our operations, the products we sell and the attractiveness of certain products to our consumers;

•	regulatory changes relating to the insurance industry in the jurisdictions in which we operate;

•	acts of God, acts of terrorism and acts of war;

•	changes in the policies of central banks and/or foreign governments;

•	litigation or regulatory action that could require us to pay significant damages or change the way we do business;

•	customer responsiveness to both new products and distribution channels;

•	competitive, legal, regulatory, or tax changes that affect the distribution cost of or demand for our products; and

•	our failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost saving initiatives.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC) utilizing the “shelf” registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of the securities. The prospectus supplement and, if applicable, the pricing supplement may also add to or update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

AEGON N.V.

AEGON N.V. (AEGON), through its member companies, which we collectively refer to as the AEGON Group, is a leading international insurance group with its headquarters in The Hague, the Netherlands. Our common shares are listed on the Official Segment of the stock market of Euronext Amsterdam, the principal market for our common shares, on which they trade under the symbol “AGN”. Our common shares are also listed on the New York Stock Exchange (NYSE) under the symbol “AEG” and on the Frankfurt, London and Tokyo stock exchanges as well as on the SWX Swiss Exchange. The AEGON Group has major operations in the United States, the Netherlands, the United Kingdom and Canada. The AEGON Group is also present in Hungary, Spain, Taiwan, Luxembourg, Ireland, Germany, Belgium, Slovakia, Hong Kong and mainland China, and has a representative office in India. With roots dating back 150 years, the AEGON Group has extensive experience in the insurance industry. Crucial differences exist in local markets and for this reason the AEGON Group emphasizes a decentralized organization structure. Our operating companies, with knowledgeable and experienced local management and employees, market their own unique products using tailored distribution channels.

Close to 90% of the AEGON Group’s core business is life insurance, pensions and related savings and investment products. The AEGON Group is also active in accident and health insurance, property and casualty insurance, and limited banking activities. Consistent with a policy of spreading risks to achieve reliable performance, we seek to maintain a good balance of business within the AEGON Group, both geographically and among product groups. AEGON’s headquarters are located at AEGONplein 50, P.O. Box 202, 2501 CE The Hague, the Netherlands (telephone 011-31-70-344-3210; internet: www.AEGON.com).

AEGON FUNDING CORP.

AEGON Funding Corp. (AFC) was incorporated on May 21, 1999 under the laws of the State of Delaware. AFC is an indirect wholly owned subsidiary of AEGON and has no subsidiaries of its own.

AFC was established as a financing vehicle to be used to raise funds for the U.S. subsidiaries of AEGON. AFC’s registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the telephone number of this office is 1-302-658-7581.

AEGON FUNDING CORP. II

AEGON Funding Corp. II (AFC II) was incorporated on September 19, 2000 under the laws of the State of Delaware. AFC II is an indirect wholly owned subsidiary of AEGON and has no subsidiaries of its own.

AFC II was established as a financing vehicle to be used to raise funds for the U.S. subsidiaries of AEGON. AFC II’s registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the telephone number of this office is 1-302-658-7581.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

AEGON files annual reports with and furnishes other information to the SEC. You may read and copy any document filed with or furnished to the SEC by AEGON at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. AEGON’s SEC filings are also available to the public through the SEC’s web site at

www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations.

As allowed by the SEC, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows AEGON to “incorporate by reference” information into this prospectus, which means that:

•	incorporated documents are considered part of this prospectus;

•	AEGON can disclose important information to you by referring you to those documents;

•	information that AEGON files with the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes this prospectus; and

•	information that is more recent than is included in this prospectus automatically updates and supersedes information in documents incorporated by reference with a date earlier than this prospectus.

This prospectus incorporates by reference the documents of AEGON listed below:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2002;

•	Report on Form 6-K dated April 10, 2003;

•	Report on Form 6-K dated April 25, 2003;

•	Report on Form 6-K dated May 12, 2003 relating to our financial results for the three months ended March 31, 2003;

•	Report on Form 6-K dated May 12, 2003 relating to the results of our extraordinary general meeting of shareholders on May 9, 2003;

•	Report on Form 6-K dated May 15, 2003;

•	Report on Form 6-K dated May 28, 2003; and

•	each of the following documents that AEGON files with or furnishes to the SEC after the date of this prospectus from now until we terminate the offering of securities under this registration statement:

–	reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act), and

–	reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.

These documents contain important information about the AEGON Group and our financial condition. You may obtain copies of these documents in the manner described above. You may also request a copy of these filings (excluding exhibits) at no cost by contacting us as follows:

Investor Relations	Investor Relations
AEGON N.V.	AEGON USA, Inc.
P.O. Box 202	1111 North Charles Street
2501 CE The Hague	Baltimore, MD 21201
The Netherlands	USA
Tel: 011-31-70-344-8305	Tel: 1-410-576-4577
Fax: 011-31-70-383-2773	Fax: 1-410-347-8685
E-mail: groupir@aegon.nl	E-mail: ir@aegonusa.com

No person is authorized to give any information or represent anything not contained in this prospectus and the accompanying prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. The AEGON Group’s business, financial condition, results of operations and prospects may have changed since that date.

AFC and AFC II do not, and will not, file separate reports with the SEC.

FINANCIAL AND EXCHANGE RATE INFORMATION

Except as otherwise noted, we present the financial statement amounts in this prospectus and in the documents incorporated by reference in this prospectus in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP), which differ in significant respects from generally accepted accounting principles in the United States (U.S. GAAP). For a discussion of the principal differences between Dutch GAAP and U.S. GAAP relevant to AEGON, see Note 5 to AEGON’s audited consolidated financial statements included in AEGON’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, which is incorporated by reference in this prospectus.

We have derived the financial data in this prospectus presenting year-end figures from audited financial statements of AEGON. We have derived all financial data in this prospectus presenting interim figures from unaudited financial statements.

As used in this prospectus, “NLG” and “guilder” refer to the Dutch guilder, “dollar” and “$” refer to the U.S. dollar and “euro” refers to the unified currency that was introduced in connection with the European Economic and Monetary Union in the Netherlands and the other participating member states of the European Union on January 1, 1999. AEGON adopted the euro as its reporting currency beginning January 1, 1999. Effective January 1, 1999, the official euro / guilder exchange rate was fixed at a rate of euro 1.00 = NLG 2.20371. AEGON’s financial statements for fiscal years prior to fiscal 1999 and certain other data included in this prospectus were originally stated in guilders, but have been translated to euro using this fixed exchange rate.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

AEGON is a Netherlands corporation. A substantial number of the directors and management of AEGON, AFC and AFC II and certain of the experts named in this prospectus are residents of the Netherlands or other countries outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon AEGON or such persons with respect to matters arising under U.S. Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the Federal securities laws. Because of the absence of a convention between the United States and the Netherlands providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, it is uncertain whether a court in the Netherlands, in original actions or in actions for enforcement of judgments of United States courts, will find liability or enforce judgments predicated solely upon the Federal securities laws. Judgments of United States courts may be enforced by courts in the Netherlands only if such courts independently determine that fairness and good faith require such enforcement and that such enforcement does not contravene principles of public policy of the Netherlands. AEGON has consented to service of process in New York City for claims based upon the indenture, the debt securities and the guarantees described under “Description of Debt Securities”.

USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the proceeds from the sale of securities offered through this prospectus for the AEGON Group’s general corporate purposes, which include financing our operations, debt repayment and refinancing, capital expenditures and acquisitions. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows AEGON’s historical ratios of earnings to fixed charges for the periods indicated, computed in accordance with Dutch GAAP and U.S. GAAP.

	As of and for the three months ended March 31, (unaudited)				As of and for the year ended December 31, (audited)
	2003		2002		2002		2001	2000	1999	1998
Dutch GAAP	3.3		5.4		3.4		4.7	4.6	3.9	3.2
U.S. GAAP	—	(1)	—	(1)	—	(1)	1.8	3.0	2.8	3.6

(1)	The deficiency of our earnings to fixed charges based on U.S. GAAP was €691 million during 2002. Amounts based on U.S. GAAP are not available for the three-month period ended March 31.

Calculation of Ratios

The data used to prepare the ratios have been derived from our consolidated financial statements.

For purposes of these tables, “earnings” means income before tax plus fixed charges. “Fixed charges” are calculated by adding:

(i)	interest expensed and capitalized; and

(ii)	amortized premiums, discounts and capitalized expenses related to indebtedness.

DESCRIPTION OF SHARE CAPITAL OF AEGON N.V.

The following is a summary of the terms of AEGON’s share capital, including brief descriptions of provisions contained in AEGON’s articles of incorporation, as last amended on May 26, 2003. These summaries and descriptions do not purport to be complete statements of these provisions.

Share Capital

As of June 13, 2003, the total authorized share capital of AEGON consisted of 3,000,000,000 common shares, par value euro 0.12 per share, and 1,000,000,000 preferred shares, par value euro 0.25 per share. At the same date, there were issued 1,501,218,582 common shares, of which 27,429,342 common shares were held by AEGON as treasury shares, and 211,680,000 class A preferred shares. Vereniging AEGON has informed us that it intends to exercise its option under the 1983 Merger Agreement to acquire 10,220,000 new preferred shares, which will be designated class B preferred shares and which will be issued upon approval of the Supervisory Board, currently expected in early August.

All of AEGON’s issued common shares are fully paid and not subject to calls for additional payments of any kind. AEGON’s common shares are held by shareholders worldwide in bearer and registered form. Holders of shares of New York registry hold their common shares in registered form (New York Shares).

As of June 13, 2003, 201,344,325 common shares were registered in AEGON’s registry in the Netherlands, of which 171,974,055 common shares were held by Vereniging AEGON, AEGON’s largest shareholder. As of May 31, 2003, 125,651,785 shares were held as New York Shares. The balance of the issued common shares was held in bearer form.

Dividends

Under Netherlands law and AEGON’s articles of incorporation, the holders of AEGON common shares are entitled to payment of dividends out of the profits remaining after the creation of a reserve account, if any. The Executive Board of AEGON may determine the dividend payment date for the common shares and preferred shares, which may vary for registered and bearer shares, the record date for payment applicable to holders of registered common shares and, with the approval of the AEGON’s Supervisory Board, the currency or currencies in which dividends will be paid. For dividends on New York Shares, AEGON may make payment in U.S. dollars. With respect to common shares, AEGON typically declares both an interim dividend during the fiscal year and a final dividend after the shareholders have adopted AEGON’s annual accounts. These dividends typically may be paid in cash or common shares at the option of the shareholder.

Preferred dividends are payable on the capital actually paid in on the preferred shares, and each such dividend, on an annual basis, is equal to the European Central Bank’s fixed interest percentage for basic refinancing transactions, increased by 1.75%, as determined on the first Euronext Amsterdam trading day of the financial year to which the dividend relates.

Voting Rights

All holders of AEGON common shares and preferred shares are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures described below. Each holder of common shares or, subject to certain exceptions described below, preferred shares is entitled to one vote for each share represented at the meeting.

Upon the occurrence of a “special cause” (such as the acquisition of shares representing rights to exercise 15% or more of the votes that can be exercised on AEGON’s shares, a tender offer for AEGON’s shares or a proposed business combination or a filing with any anti-trust, insurance or other regulatory authority in any jurisdiction in relation to or in contemplation of any present or future tender offer or business combination, by any person or group of persons whether individually or as a group, other than in a transaction supported by the Executive Board and Supervisory Board, or any other circumstance in which, in the opinion of Vereniging AEGON, Vereniging AEGON not exercising full voting power would seriously harm the interests of AEGON and the business connected with it) Vereniging AEGON will be entitled to exercise 25/12 votes per preferred share for up to six months per “special cause”. Vereniging AEGON will determine in its sole discretion whether a “special cause” exists and if it is of the opinion that a “special cause” exists, it will communicate this to AEGON’s general meeting of shareholders.

A general meeting of shareholders is required to be held not later than June 30 in each year. General meetings of shareholders are called by AEGON’s Supervisory Board or AEGON’s Executive Board and are required to be held in The Hague, the Netherlands or certain other cities in the Netherlands. In order to attend a general meeting of shareholders, holders of bearer shares must produce evidence that such shares were held on a date specified in the notice of the meeting. Holders of registered shares must be listed on a date specified in the notice of the meeting as being the holders of shares in a register, irrespective of whether or not they are the owners of such shares on the date of the meeting.

Action is taken at general meetings by an absolute majority of the votes cast unless a larger majority is explicitly provided by law or by the articles of incorporation.

AEGON may not vote shares held by it as treasury shares.

Vereniging AEGON

As of June 13, 2003, Vereniging AEGON, AEGON’s largest shareholder, held 100% of the outstanding preferred shares and 11.7% of the outstanding common shares (excluding shares held by AEGON as treasury shares). These holdings, under normal circumstances, give Vereniging AEGON 23.2% of AEGON’s voting shares. Based on its holdings at June 13, 2003, upon the occurrence of a “special cause”, Vereniging AEGON would have 32.8% of the total voting power of AEGON’s outstanding voting shares. Vereniging AEGON is a membership association under Netherlands law. One of the principal characteristics of a membership association is that it has no share capital. The major objective of Vereniging AEGON is to promote the direct and indirect interests of AEGON Group companies, as well as insured parties, employees, shareholders and other relations of those companies. Vereniging AEGON expects to achieve its objective by, among other things, holding shares of AEGON and exercising voting rights attributable to those shares. The table below shows the ownership percentage of Vereniging AEGON as of June 13, 2003.

Title of Class	Number Owned	Percent of Class Outstanding
Common Shares	171,974,055	11.7%
Preferred Shares	221,900,000	100%

Vereniging AEGON has two administrative bodies: the general meeting of members and the executive committee. The general meeting of members currently consists of 23 individuals who were elected as members of Vereniging

AEGON. Of these 23 individuals, 21 represent a broad cross-section of Netherlands society, and are called “elected members”. The two other members are required to be nominated from the AEGON Executive Board. No employee (or former employee) of AEGON or its subsidiaries may be an elected member of Vereniging AEGON. The composition of the executive committee allows between five and eight members, of which two are required to be members of AEGON’s Executive Board.

Appointment of the AEGON Supervisory Board and Executive Board

AEGON has a two-tier management system consisting of an executive board and a supervisory board. Members of both the Supervisory Board and the Executive Board are appointed and can be removed only by the General Meeting of Shareholders. If a seat on the Supervisory Board or the Executive Board is vacant, the Supervisory Board will nominate one or more candidates for appointment. A resolution of the General Meeting of Shareholders to appoint a person who has not been nominated by the Supervisory Board or to suspend or remove a member of the Supervisory Board or of the Executive Board other than pursuant to a proposal of the Supervisory Board will require a two-thirds majority vote in a General Meeting of Shareholders representing over 50 percent of AEGON’s issued share capital. The number of members of the Supervisory Board is determined from time to time by the Supervisory Board but may not consist of less than seven members.

Shareholder Proposals

Proposals by shareholders are required to be placed on the agenda of a general meeting of shareholders, but only if such proposals have been made by the holder or holders of at least 0.1% of the total common shares issued and are submitted in writing to AEGON at least two months and not more than three months prior to the meeting, unless in the opinion of the Supervisory Board and the Executive Board there are important company interests that should prevent this from happening.

Amendment of Articles

AEGON’s articles of incorporation may be amended at any general meeting of shareholders by an absolute majority of the votes cast. Any amendment of the articles of incorporation must have been proposed by the Executive Board and approved by the Supervisory Board.

Annual Accounts

Each year, the Executive Board prepares AEGON’s annual accounts with respect to the previous calendar year, accompanied by a certificate of an independent certified public accountant certifying such annual accounts. The annual accounts are submitted for adoption to the annual general meeting of shareholders by the Executive Board, and the Executive Board is also required to present to the annual general meeting of shareholders a report of management with respect to the previous calendar year.

Liquidation Rights

In the event of the liquidation of AEGON, the general meeting of shareholders determines the remuneration of the liquidators and of the members of the Supervisory Board. The Executive Board is responsible for effecting the liquidation, which is to be overseen by the Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed first to the holders of preferred shares in the amount of their paid-in capital. The amount left after such payment will be distributed to the holders of common shares.

Preemptive Rights

Except in certain instances prescribed by law, the holders of common shares have preemptive rights on a pro rata basis to purchase any common shares to be issued. Holders of preferred shares, as such, have no preemptive rights in respect of any common shares.

Preemptive rights in respect of common shares may be restricted or excluded by a resolution of the general meeting of shareholders, adopted upon a proposal of the Executive Board which is approved by the Supervisory Board. See “Issuance of Additional Shares” below. In the notice of the meeting, the reasons for the proposal to restrict or exclude the preemptive rights in respect of common shares and the intended issue price must be explained in writing. Preemptive rights may also be restricted or excluded by the Executive Board if a resolution is adopted by a general meeting of shareholders that confers this power on the Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution of the general meeting that confers this power to the Executive Board can only be adopted at the proposal of the Executive Board which is approved by the Supervisory Board. A resolution adopted at the general meeting of shareholders or taken by the Executive Board to restrict or exclude the preemptive rights in respect of common shares requires the approval of the Supervisory Board. A resolution of the general meeting to restrict or exclude the pre-emptive rights or to confer this power to the Executive Board shall require a majority of not less than two-thirds of the votes cast if less than one-half of AEGON’s issued capital is represented at the meeting. If AEGON makes a rights offering to the holders of common shares, the rights of holders of New York Shares to exercise the rights offered may be subject to a restriction that permits AEGON to sell those rights in a manner to be determined by the Executive Board and to remit the cash proceeds of that sale to the holders of New York Shares if the additional common shares are not registered under the Securities Act of 1933.

Issuance of Additional Shares

Shares of AEGON’s authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the Executive Board if authorized by the shareholders. At the general meeting of shareholders held on April 17, 2003, the shareholders authorized the Executive Board for a period of 18 months effective April 17, 2003 subject to the approval of the Supervisory Board:

(a)	to issue shares and grant rights to acquire shares up to the amount of AEGON’s authorized capital; and

(b)	to restrict or exclude shareholders’ preemptive rights with regard to the issuance of shares and rights to acquire shares.

At the same general meeting, the shareholders revoked a similar authorization to the Executive Board granted at the general meeting of shareholders held April 18, 2002. In respect of the issuance of common shares and the granting of rights to acquire shares without preemptive rights, the authority given under clause (a) is annually limited to:

•	1% of the capital, if it concerns the granting of rights relating to common shares to employees or management of any AEGON Group company pursuant to a group-wide incentive plan; or

•	10% of the capital, plus an additional 20% of the capital, if the issuance occurs on the occasion of the acquisition of an enterprise or a corporation.

For the purposes of this paragraph, the term “capital” means the par value amount of the common share capital issued at the moment this authority is used for the first time in a certain year. The authorizations described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the Executive Board that has been approved by the Supervisory Board.

Pursuant to the 1983 Merger Agreement with AEGON, as amended May 26, 2003, Vereniging AEGON has the option to take additional preferred shares to protect itself against dilution of its voting power to less than approximately 33 percent as a result of a new share issuance by AEGON. Pursuant to this option, Vereniging AEGON has the right to take preferred shares each time AEGON issues common shares that would dilute the voting power of Vereniging AEGON to below 33 percent. Any new preferred shares issued pursuant to this option will be designated as class B preferred shares. On May 26, 2003, the existing preferred shares were designated class A preferred shares.

Repurchase by AEGON of its Shares

Subject to certain restrictions contained in the laws of the Netherlands and AEGON’s articles of incorporation, the Executive Board may cause AEGON to purchase its own shares, provided that the total number of shares so repurchased together with shares already held in treasury by AEGON or any subsidiary thereof may not exceed, in the aggregate, 10% of the issued capital. These purchases may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of 18 months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price. At the general meeting of shareholders held April 17, 2003, the shareholders authorized the Executive Board for a period of 18 months to acquire shares up to the maximum number allowed by law and AEGON’s articles of incorporation, for a consideration not to exceed 10% of the quoted local market price.

Certificates for Common Shares and their Transfer

Certificates evidencing common shares are issuable, subject to the restrictions described below, in bearer or registered form, as the holder may elect. Certificates issued by the New York registrar are in registered form and are printed in the English language. Bearer shares are evidenced by certificates printed only in the Dutch language. Common shares in bearer form and New York Shares may be held by residents as well as non-residents of the Netherlands. Only common shares in bearer form may be traded on Euronext Amsterdam and the London, Frankfurt, Tokyo exchanges as well as the SWX Swiss stock exchange. Only New York Shares may be traded on the New York Stock Exchange.

Upon presentation of a bearer certificate to AEGON’s Netherlands transfer agent, accompanied by a request that the shares evidenced by that certificate be transferred to New York Shares, the Netherlands transfer agent will cancel the bearer shares and will instruct AEGON’s New York transfer agent to issue a New York Share certificate evidencing those shares. Similarly, upon presentation to the New York transfer agent of New York Shares accompanied by an appropriate request, the New York transfer agent will cancel those New York Shares and will instruct the Netherlands transfer agent to issue a bearer share certificate evidencing those shares.

Transfers of common shares in bearer form are accomplished by delivery of the share certificates. New York Shares may be transferred on the books of AEGON at the office of the New York transfer agent by surrendering the New York Shares with the deed of transfer on the New York Shares or in a separate instrument completed in full and signed by the transferor. Upon surrender, AEGON, acting through its New York transfer agent, will either note the transfer on the surrendered New York Shares or issue replacement New York Shares registered in the name of the new owner. In addition, a shareholder is entitled, upon written request to AEGON and the surrender for cancellation of any share certificate previously issued, to have his name entered in the register of shareholders with respect to the shares owned by him and to receive, in lieu of a certificate, a non-negotiable declaration of registration of those shares.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. Each time that we issue debt securities pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement or, if applicable, the pricing supplement may contain additional terms of those debt securities. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, the pricing supplement will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement or the related pricing supplement, those in the prospectus supplement and, if applicable, the pricing supplement will apply and will replace those presented here. You should also read the indenture under which we will issue the debt securities, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

General

The debt securities will be issued by AEGON, AFC or AFC II, as the case may be, under an indenture with Citibank, N.A., unless specified otherwise in a prospectus supplement.

Any debt securities issued by AFC or AFC II will be guaranteed by AEGON. See “DESCRIPTION OF GUARANTEES” below. The total principal amount of debt securities that can be issued under the indenture is unlimited. Except as otherwise provided in the prospectus supplement relating to a particular series of debt securities, the indenture does not limit the amount of other debt, secured or unsecured, that we may issue. We may issue the debt securities in one or more series.

The prospectus supplement and, if applicable, the pricing supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of the debt securities, AEGON, AFC or AFC II;

•	the price of the debt securities offered;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates, if any, on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the ranking of such debt securities in relation to other senior or subordinated debt securities;

•	the places at which payments of principal and interest are payable;

•	the terms of any optional or mandatory redemption, including the price for the redemption;

•	any sinking fund provisions;

•	the terms of any payments on the debt securities that will be payable in foreign currency or currency units or another form;

•	the terms of any payments that will be payable by reference to any index or formula;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	whether debt securities will be issued as discount securities and the amount of any discount;

•	whether the debt securities will be represented by one or more global securities;

•	whether the debt securities will be issued in registered or bearer form, and any restrictions that may apply;

•	any terms for the conversion or exchange of the debt securities for other securities of AEGON Group companies or any other entity (including any related cash-out option); and

•	any other terms of the debt securities.

We have the ability under the indenture to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. Unless otherwise indicated in the related prospectus supplement or, if applicable, the pricing supplement, the debt securities will not be listed on any securities exchange.

The senior debt securities will be unsecured, unsubordinated indebtedness and will rank equally with all other unsecured and unsubordinated debt of their issuer. The subordinated debt securities will be unsecured indebtedness and will be subordinated in right of payment to existing and future debt of their issuer as set forth in the related prospectus supplement or, if applicable, the relevant pricing supplement. See “Subordination” below.

Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities will either bear no interest or will bear interest at a rate which at the time of issuance is below market rates. U.S. Federal income tax consequences and other special considerations applicable to discounted debt securities are discussed below under “Taxation in the United States” and may be discussed further in the prospectus supplement or, if applicable, the pricing supplement relating to these debt securities.

If AFC or AFC II issues the debt securities, AEGON will fully and unconditionally guarantee the due and punctual payment of the principal of, any premium and any interest on those debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. See “DESCRIPTION OF GUARANTEES”.

Governing Law

Unless otherwise specified in the applicable prospectus supplement, the debt securities, the indenture and the guarantees will be governed by and construed in accordance with the laws of the State of New York. The laws of the State of New York would not require the trustee to pursue or exhaust its legal and equitable remedies against AFC or AFC II, as the case may be, prior to exercising its rights under the guarantee relating to guaranteed debt securities issued by AFC or AFC II. We cannot assure you that a Netherlands court would give effect to this provision. However, AEGON will waive any right to require a proceeding against AFC or AFC II before its obligations under the guarantees of debt securities of AFC or AFC II shall become effective. There are no limitations under the laws of the Netherlands or the articles of incorporation of AEGON on the right of non-residents of the Netherlands to hold the debt securities issued by AEGON.

Form, Exchange and Transfer

Unless otherwise specified in the related prospectus supplement or, if applicable, the related pricing supplement, the debt securities of each series will be issuable in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

Unless otherwise specified in the related prospectus supplement, or, if applicable, the related pricing supplement, any payments of principal, interest and premium on registered debt securities will be payable and, subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged, at any office or agency we maintain for such purpose, without the payment of any service charge except for any applicable tax or governmental charge.

Global Securities

The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement or, if applicable, the related pricing supplement. Unless a global certificate is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee.

Unless otherwise indicated in any prospectus supplement, or, if applicable, the related pricing supplement, The Depositary Trust Company (DTC) will act as depositary. Beneficial interests in global certificates will be shown on records maintained by DTC and its participants and transfers of global certificates will be effected only through these records.

DTC has provided us the following information, and we take no responsibility for its accuracy. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant’s accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

Pursuant to DTC’s procedures, upon the sale of debt securities represented by a global certificate to underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global certificate will be shown on DTC’s records (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of the securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate may be limited.

We will wire principal and interest payments with respect to global certificates to DTC’s nominee. We and the trustees under the indenture will treat DTC’s nominee as the owner of the global certificates for all purposes. Accordingly, we, the trustee and the paying agent will have no direct responsibility or liability to pay amounts due on the global certificates to owners of beneficial interests in the global certificates.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants, accounts on the payment date according to their beneficial interests in the global certificates as shown on DTC’s records. Payments by participants to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global certificates, as is the case with securities held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities of any series represented by a global certificate will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary, or DTC is no longer eligible to act as depositary, and we do not appoint a successor depositary within 90 days; or

•	we determine not to have the debt securities of a series represented by global certificates and notify the trustee of our decision.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global notes for all purposes under the indenture. Except as provided below, you, as the beneficial owner of interests in the global notes, will not be entitled to have senior notes registered in your name, will not receive or be entitled to receive physical delivery of senior notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their senior notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the Trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in senior notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of senior notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of Additional Amounts

Unless the prospectus supplement or, if applicable, the pricing supplement for a particular series of debt securities so provides, the issuer or guarantor will make all payments on the debt securities of that series without withholding or deduction for any taxes, or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future by or on behalf of the Netherlands, in the case of AEGON, or the United States, in the case of AFC or AFC II, or any authority in the Netherlands or the United States, as applicable. In the event any Netherlands, in the case of payments by AEGON, or United States, in the case of payments by AFC or AFC II, taxes or other charges are imposed on payments on any debt security of that series held by you, the issuer or guarantor will pay to you such additional amounts as may be necessary so that the net amounts receivable by you after any payment, withholding or deduction of tax or charge will equal the amounts of principal, any interest and any premium which would have been receivable on the debt security if there were no such payment, withholding or deduction; provided, however, that (a) in the case of payments by AEGON, the amounts with respect to any Netherlands taxes shall be payable only to holders that are not residents in the Netherlands for purposes of its tax laws; and (b) in the case of payments by AFC or AFC II, the amounts with respect to any United States taxes shall be payable only to holders that are non-U.S. persons not resident in the United States, foreign corporations or certain trusts or estates not subject to taxes, for United States tax purposes, and provided further, that the issuer or guarantor shall not be required to make any payment of any additional amounts on account of:

•	in the case of payments by AEGON, your being a resident of the Netherlands or having some connection with the Netherlands or United States (in the case of Netherlands taxes) other than the mere holding of the debt security or the receipt of principal, any interest, or any premium on the debt security;

•	in the case of payments by AFC or AFC II, your being a resident of the United States or having some connection with the United States (in the case of United States taxes) other than the mere holding of the debt security or the receipt of principal, and interest, or any premium on the debt security;

•	your presentation of the debt security for payment more than 30 days after the later of (1) the due date for such payment or (2) the date we provide funds to make such payment to the trustee;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge payable other than by withholding from payments on the debt security;

•	in the case of payments by AFC or AFC II, with respect to United States taxes, any tax imposed by reason of the holder’s past or present status as a tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

•	any tax, assessment or other governmental charge which would not have been imposed or withheld if the holder had declared his or her non-residence in the Netherlands, in the case of payments by AEGON, or the United States, in the case of payments by AFC or AFC II, or made a similar claim for exemption so that, upon making the declaration or the claim, the holder would either have been able to avoid the tax, assessment or charge or to obtain a refund of the tax, assessment or charge;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any debt security, if such payment can be made without such withholding by any other paying agent; or

•	any combination of items above,

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security to any holder who is a fiduciary, a partnership or a beneficial owner and who is other than the sole beneficial owner of the payment to the extent the fiduciary or a member of the partnership or a beneficial owner would not have been entitled to any additional amount had it been the holder of the debt security.

Tax Redemption

If the prospectus supplement or, if applicable, the pricing supplement for a particular series of debt securities so provides, the issuer or guarantor may redeem that series of debt securities before its maturity, in whole but not in part, if, at any time after the date of issuance of that series of securities, as a result of any:

•	amendment to, or change in, the laws of the Netherlands, in the case of payments by AEGON, or the United States, in the case of payments by AFC or AFC II, or any political subdivision thereof; or

•	change in the application or official interpretation of such laws or regulations,

where the amendment or change becomes effective after the date of the issuance of the series of debt securities, the issuer or guarantor become, or will become, obligated to pay any additional amounts as provided above under “Payments of Additional Amounts” and cannot reasonably avoid such obligation.

Before the issuer or guarantor may redeem debt securities of a particular series as provided above, the issuer or guarantor must deliver to the trustee at least 30 days, but not more than 60 days, prior to the date fixed for redemption:

•	a written notice stating that the debt securities of a particular series are to be redeemed, specifying the redemption date and other pertinent information; and

•	an opinion of independent legal counsel selected by us to the effect that, as a result of the circumstances described above, we have or will become obligated to pay any additional amounts.

The issuer or guarantor will give you at least 30 days’, but not more than 60 days’, notice before any tax redemption of a series of securities. On the redemption date, the issuer or guarantor will pay you the principal amount of your debt security, plus any accrued interest (including any additional amounts) to the redemption date.

Conversion or Exchange

The terms, if any, upon which debt securities of any series are convertible into or exchangeable for other securities will be set forth in the related prospectus supplement. These terms may include the conversion price, the conversion period, provisions as to whether conversion or exchange will be at the option of the holders of that series of debt securities or at our option, any events requiring an adjustment of the conversion price, provisions affecting conversion in the event of the redemption of such series of debt securities and other relevant provisions relating to those securities.

Events of Default

The following are defined as events of default with respect to securities of any series outstanding under the indenture, unless otherwise stated in the related prospectus supplement or, if applicable, the pricing supplement:

(a)	failure to pay principal or premium, if any, on any debt security of that series when due, and continuance of such a default beyond any applicable grace period;

(b)	failure to pay any interest on any debt security of that series when due, and continuance of such a default for a period of 30 days beyond any applicable grace period;

(c)	failure to deposit any sinking fund payment, when due and continuance of such a default beyond any applicable grace period, on any debt security of that series;

(d)	failure to perform any of our other covenants or the breach of any of the warranties in the indenture after being given written notice and continuance of such a default for a period of 90 days beyond any applicable grace period; and

(e)	certain events in bankruptcy, insolvency or reorganization of AEGON, AFC or AFC II.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may accelerate the maturity of the debt securities of that series (or, such portion of the principal amount of such debt securities as may be specified in a prospectus supplement). If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration. Because each series of debt securities will be independent of each other series, a default in respect of one series will not necessarily in itself result in a default or acceleration of the maturity of a different series of debt securities.

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Subject to the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

A holder of debt securities of any series will not have any right to institute any proceeding with respect to the indenture unless:

•	the holder previously gave written notice to the trustee of an event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

The limitations described above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on that debt security on or after the applicable due date specified in that debt security.

We will be required to furnish to each trustee annually a statement by our officers as to whether or not we are in default in the performance of any of the terms of the indenture.

Subordination

The indebtedness evidenced by the subordinated debt securities will, to the extent provided pursuant to the indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt, as defined, including any senior debt securities and any subordinated debt securities that are defined as senior debt for purposes of a particular series of subordinated debt securities. The prospectus supplement or, if applicable, the pricing supplement relating to any subordinated debt securities will summarize the subordination provisions of the indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

•	the definition of senior debt applicable to the subordinated debt securities of that series including whether and to what extent the subordinated debt of that series shall be subordinated to other subordinated debt of their issuer.

In the event and during the continuation of any default in the payment of any senior debt continuing beyond any applicable grace period specified in the instrument evidencing that senior debt (unless and until the default shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion or exchange, if applicable, of the subordinated debt securities may be made pursuant to the subordinated debt securities.

Upon payment or distribution of our assets to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings, the holders of our senior debt will be entitled to receive payment in full of all amounts due on the senior debt before any payment is made by us on account of principal, premium, if any, or interest, if any, on the subordinated debt securities.

By reason of this subordination, in the event of our insolvency, holders of subordinated debt securities may recover less, ratably, and holders of senior debt may recover more, ratably, than our other creditors. The indenture does not limit the amount of senior debt that we may issue.

Limitation on Liens

Unless otherwise specified in a prospectus supplement or, if applicable, the pricing supplement relating to a series of debt securities, so long as any of the debt securities of that series remain outstanding, the issuer and its subsidiaries may not secure any indebtedness in respect of borrowed moneys having an original maturity of more than two years by granting security upon any of their present or future assets or revenues unless they effectively provide that the same or equal and ratable security (or other security acceptable to the trustee) is accorded to all debt securities of that series for so long as the secured indebtedness is so secured. This limitation does not apply to:

•	security created over any shares in, assets of or securities owned by any subsidiaries that are not principally engaged in the business of life insurance and that do not contribute more than 10% of AEGON’s total aggregate consolidated gross premium income as reflected in its most recent annual audited financial statements;

•	security created in the normal course of the insurance business carried on in a manner consistent with generally accepted insurance practice for that insurance business;

•	security or preference arising by operation of any law;

•	security over real property to secure borrowings to finance the purchase or improvement of that real property;

•	security over assets existing at the time of the acquisition of those assets; and

•	security not otherwise permitted by the above that secures borrowed money in an aggregate principal amount not exceeding 50% of AEGON’s total aggregate consolidated indebtedness with an original maturity of more than two years.

Defeasance

Unless otherwise indicated in the related prospectus supplement or, if applicable, the pricing supplement, we may elect, at our option at any time, to have the provisions of the indenture relating (a) to defeasance and discharge of indebtedness or (b) to defeasance of certain restrictive covenants apply to the debt securities of any series, or to any specified part of a series.

In order to exercise either option, we must irrevocably deposit, in trust for the benefit of the holders of those debt securities, money or U.S. government securities, or both, which, through the payment of principal and interest in accordance with their terms, will provide amounts sufficient to pay the principal of and any premium and interest on those debt securities on the respective stated maturities in accordance with the terms of the indenture and those debt securities. Any additional conditions to exercising these options with respect to a series of debt securities will be described in a related prospectus supplement.

If we meet all the conditions to clause (a) above and elect to do so, we will be discharged from all our obligations with respect to the applicable debt securities and if those debt securities are subordinated debt securities, the provisions relating to subordination will cease to be effective (other than obligations to register transfer of debt securities, to replace lost, stolen or mutilated certificates and to maintain paying agencies). We shall be deemed to have paid and discharged the entire indebtedness represented by the applicable debt securities and to have satisfied all of our obligations under the debt securities and the indenture relating to those debt securities.

If we meet all the conditions to clause (b) above and elect to do so, we may omit to comply with and shall have no liability in respect of certain restrictive covenants as described in the related prospectus supplement and, if those debt securities are subordinated debt securities, the provisions of the indenture relating to subordination will cease to be effective, in each case with respect to those debt securities.

Modification of the Indenture

Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders holding not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications or altering the provisions relating to the waiver of any past default, is effective against any holder without its consent. We and the trustee may also amend the indenture or any supplement to the indenture without the consent of the holders of any debt securities to evidence the succession or addition of another corporation to AEGON, AFC or AFC II, as the case may be, to evidence the replacement of the trustee with respect to one or more series of debt securities and for certain other purposes.

Consolidation, Merger or Disposition of Assets of AEGON, AFC or AFC II

We may not consolidate with or merge into, or sell or lease substantially all of our assets to any person unless:

•	the successor person expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	any other conditions specified in the related prospectus supplement or, if applicable, the pricing supplement are met.

Concerning the Trustee

We and certain of our affiliates and subsidiaries may maintain deposit account and lines of credit and have other customary banking relationship with the trustee and its affiliates in the ordinary course of our and their respective businesses.

Pursuant to the Trust Indenture Act, should a default occur with respect to the debt securities constituting our senior debt securities or subordinated debt securities, the trustee would be required to resign as trustee with respect to the debt securities constituting either the senior debt securities or the subordinated debt securities under the indenture within 90 days of the default unless the default were cured, duly waived or otherwise eliminated or unless only senior debt securities or subordinated debt securities are outstanding under the indenture at the time of the default.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase debt securities, common shares or other securities. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent. A description of the warrant agreement will be included in the prospectus supplement or, if applicable, the pricing supplement relating to the warrants that we offer. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following is a summary of the general terms of the warrants. Each time that we issue warrants pursuant to this prospectus we will file with the SEC a prospectus supplement, and if applicable, a pricing supplement, that you should read carefully. The prospectus supplement and, if applicable, the pricing supplement may contain additional terms of those warrants. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, the pricing supplement will be a description of the material terms of the warrants, but if there is any inconsistency between the terms presented here and those in the prospectus supplement or, if applicable, the pricing supplement, those in the prospectus supplement or, if applicable, the pricing supplement will apply and will replace those presented here.

General

We will describe in the related prospectus supplement or, if applicable, the pricing supplement the terms of each series of warrants to purchase securities, which may include debt securities, common shares or any other securities that we may offer, the warrant agreement relating to the warrants offered and the warrant certificates representing the warrants offered. These terms will include some or all of the following:

•	the title of the warrants offered,

•	the securities, which may include debt securities, common shares or any other securities, for which you may exercise the warrants,

•	the aggregate number of the warrants,

•	the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants,

•	the currency or currencies investors may use to pay for the warrants,

•	the procedures and conditions relating to the exercise of the warrants,

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security,

•	the date, if any, from which you may separately transfer the warrants and the related securities,

•	the date on which your right to exercise the warrants commences, and the date on which your right expires,

•	whether we will issue the warrants or the underlying securities in registered form or bearer form,

•	information with respect to book-entry procedures, if any,

•	the maximum or minimum number of warrants which you may exercise at any time,

•	if applicable, a discussion of material United States federal income tax considerations,

•	a description of your rights to institute and maintain any suit, action or proceeding to enforce your rights to exercise and receive the securities purchasable upon exercise of your warrants;

•	a description of any antidilution provisions applicable to the warrants that would require adjustment of the number of securities purchasable or the exercise price of your warrants, or both;

•	the identity of the warrant agent; and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

We will also describe in the related prospectus supplement or, if applicable, the pricing supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the related prospectus supplement or, if applicable, the pricing supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the underlying securities purchasable upon exercise of the warrants and will not be entitled to dividend, interest or any other payments, if any, or voting rights of the underlying securities purchasable upon such exercise.

Enforceability of Rights; Governing Law

Unless otherwise stated in the related prospectus supplement or, if applicable, the pricing supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES

In addition to guarantees in connection with debt securities issued by AFC or AFC II, we may issue guarantees in a variety of circumstances including in connection with one or more securities described in this prospectus, in connection with the obligations of any present or future subsidiary in addition to AFC and AFC II, or in connection with other transactions to be described in one or more prospectus supplements and, if applicable, pricing supplements. Except in connection with debt securities issued by AFC or AFC II, which will be issued without separate consideration, guarantees may be issued for consideration or without consideration. Guarantees may be subordinated or unsubordinated and may be contingent or non-contingent.

The following is a summary of the general terms of the guarantees. Each time that we issue guarantees pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement and, if applicable, a pricing supplement may contain additional terms of those guarantees. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, a pricing supplement will be a description of the material terms of the guarantees, but if there is any inconsistency between the terms presented here and those in the prospectus supplement or, if applicable, the related pricing supplement, those in the prospectus supplement or, if applicable, the pricing supplement will apply and will replace those presented here. When we refer in this summary to guaranteed securities, we mean the securities to which the guarantee relates. When we refer in this summary to the issuer, we mean the issuer of the relevant guaranteed securities.

Guarantees of Debt Securities of AFC and AFC II

If AFC or AFC II issues the debt securities, AEGON will fully and unconditionally guarantee the due and punctual payment of the principal of, any premium and any interest on those debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of senior debt securities will constitute an unsecured, unsubordinated obligation of AEGON and will rank equally with all other unsecured and unsubordinated obligations of AEGON. The guarantees of subordinated debt securities will constitute an unsecured obligation of AEGON and will be subordinated in right of payment to all senior indebtedness of AEGON as defined for purposes of each series of subordinated debt securities.

AEGON will (i) agree that its obligations under the guarantees will be as principal obligor and not merely as surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the guaranteed debt securities or the indenture and (ii) waive any right to require a proceeding against AFC or AFC II, as the case may be, before its obligations under the guarantees shall become effective. See “Enforcement of Civil Liabilities Against Foreign Persons”.

Other Guarantees

We may offer guarantees in a variety of circumstances that will be described in prospectus supplements and, if applicable, pricing supplements. For example, we may offer guarantees to holders of one or more series of debt securities of one or more of our direct or indirect subsidiaries as consideration for obtaining consent to amend or waive certain covenants and other terms of those securities and the indenture or indentures governing them. The relevant prospectus supplement and, if applicable, the pricing supplement will contain a description of the specific terms of the guarantees we may offer including the following:

•	the title and issuer of the obligations to which the guarantee relates;

•	whether and to what extent the obligations under the guarantee are contingent;

•	any obligations to which the guarantee may be subordinated;

•	to what extent the guarantee is issued in connection with an indenture or other instrument and the terms of any supplemental indenture or other instrument entered into in connection with the issuance of the guarantee;

•	the principal amount of our obligation under the guarantee;

•	any limits on assignment of the guarantee;

•	any consideration to be received for the guarantee;

•	any events of default under the guarantee; and

•	any other terms or conditions associated with the guarantee.

Unless otherwise specified in the related prospectus supplement or, if applicable, the pricing supplement, the guarantee does not limit the amount of secured or unsecured debt that we may incur. We expect from time to time to incur additional debt that is senior to guarantees in right of payment.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specific number of common shares or other securities at a future date or dates. The price of common shares or other securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and other securities, including debt or equity issued by us or debt obligations of third parties, including United States Treasury securities. The purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require you to secure your obligations in a specified manner including by depositing cash or securities forming a component of units issued by us or otherwise.

Each time that we issue purchase contracts pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement and pricing supplement will contain the terms of those purchase contracts. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, the pricing supplement will be a description of the material terms of the purchase contracts, but if there is any inconsistency between the terms presented here and those in the prospectus supplement or, if applicable, the pricing supplement, those in the prospectus supplement or, if applicable, the pricing supplement will apply and will replace those presented here. The preceding description and any description of purchase contracts in the related prospectus supplement or, if applicable, the pricing supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Unless otherwise specified in the related prospectus supplement or, if applicable, the pricing supplement, each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may or may not be held or transferred separately, at any time or at any time before a specified date. The related prospectus supplement or, if applicable, the related pricing supplement, may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be callable by the issuer;

•	any conversion rights, penalties and restrictions;

•	any antidilution, mandatory conversion or tax call provisions;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

Each time that we issue units pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement, that you should read carefully. The prospectus supplement and pricing supplement will contain the terms of those units. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, the pricing supplement will be a description of the material terms of the units, but if there is any inconsistency between the terms presented here and those in the prospectus supplement or, if applicable, the pricing supplement, those in the prospectus supplement or, if applicable, the pricing supplement will apply and will replace those presented here. The preceding description and any description of units in the related prospectus supplement or, if applicable, the pricing supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

TAXATION IN THE NETHERLANDS

The following summary describes the principal Netherlands tax consequences of the acquisition, holding, redemption and disposal of common shares in AEGON or an interest in the debt securities. This summary does not purport to be a comprehensive description of all Netherlands tax considerations that may be relevant to a decision to acquire, hold, convert or dispose of the common shares or the debt securities. Each prospective investor should consult a professional tax adviser with respect to the tax consequences of an investment in the common shares or the debt securities. The discussion of certain Netherlands taxes set forth below is included for general information purposes only.

This summary is based on the Netherlands tax legislation, published case law, treaties, rules, regulations and similar documentation in force as of the date of this prospectus, without prejudice to any amendments introduced at a later date and implemented with retroactive effect.

This summary does not address the Netherlands tax consequences of a holder of the securities who holds a substantial interest (aanmerkelijk belang) in AEGON, within the meaning of Section 4.3 of the Income Tax Act of 2001. Generally speaking, a holder holds a substantial interest in AEGON, if such holder, alone or together with his or her partner (statutory defined term) or certain other related persons where the holder is an individual, directly or indirectly, holds (I) an interest of five percent or more of the total issued capital of AEGON or of five percent or more of the issued capital of a certain class of shares of AEGON (ii) rights to acquire, directly or indirectly, such interest or (III) certain profit sharing rights of AEGON.

Additional discussion of the tax consequences associated with investing in warrants, units, purchase contracts or any other debt securities may be included in the related prospectus supplement.

For the purposes of this discussion we have assumed that:

•	AFC and AFC II are not resident, nor deemed to be resident, of the Netherlands for Netherlands tax purposes;

•	a corporate holder does not hold, directly or indirectly, an interest of 5% or more of the total issued capital of AEGON, and

•	an individual holder, alone, or together with his or her partner (statutory defined term) or certain other related persons does not hold, directly or indirectly, (a) an interest of 5% or more of the total issued capital of AEGON or 5% or more of a certain class of AEGON’s shares, (b) rights to acquire, directly or indirectly, such interest or (c) certain profit sharing rights in AEGON.

A holder that acquires an interest in excess of the thresholds mentioned above is strongly recommended to consult a professional tax adviser with respect to the Netherlands tax consequences of an investment in the common shares.

COMMON SHARES OF AEGON N.V.

Dividend Withholding Tax

Dividends and other revenue from the common shares will be generally subject to Netherlands dividend withholding tax at a rate of 25%. Dividends include:

•	distributions in cash or in kind including deemed and constructive distributions;

•	liquidation proceeds, proceeds on redemption of the common shares and, as a rule, the consideration for the repurchase of common shares by AEGON in excess of the average paid-in capital recognized for Netherlands dividend withholding tax purposes, unless the repurchase is exempt on the basis of Article 4c of the Dividend Tax Act 1965;

•	the par value of shares issued to a holder of common shares or an increase of the par value of common shares, except when the increase is funded out of AEGON’s paid-in capital as recognized for Netherlands dividend withholding tax purposes; and

•	partial repayments of paid-in capital, if and to the extent there are net profits, unless the general meeting of the shareholders of AEGON has resolved in advance to make such repayment and provided that the nominal value of the common shares concerned has been reduced by an equal amount by way of an amendment of the articles of incorporation and the paid-in capital is recognized as capital for Netherlands dividend withholding tax purposes.

In general, AEGON is required to remit all amounts withheld as Netherlands dividend withholding tax to the Netherlands tax authorities.

Residents of the Netherlands. In general, the Netherlands dividend withholding tax withheld with respect to dividend distributions will be creditable for Netherlands income tax purposes for the beneficial owner thereof, or, subject to certain conditions, may be recoverable in whole or in part by the Netherlands resident beneficial owner of such dividend.

AEGON can refrain from withholding dividend withholding tax on the portion of the proceeds from the common shares in respect of which the temporary special distribution tax (as discussed below) is applicable, if the recipient of proceeds from the common shares is a resident of the Netherlands.

On request and if certain conditions are met, a refund of the Netherlands dividend withholding tax applies to Netherlands qualifying pension funds, certain exempt entities and Netherlands investment institutions as defined in Article 28 of the Corporate Income Tax Act 1969.

Non-residents of the Netherlands. If a holder is resident in a country other than the Netherlands and if a treaty for the avoidance of double taxation with respect to taxes on income is in effect between the Netherlands and such country, and the holder is the beneficial owner of the dividends and a qualifying resident for purposes of the treaty, the holder will, depending on the terms of the particular treaty, qualify for full or partial relief at source or for a refund (in whole or in part) of the Netherlands dividend withholding tax.

Residents of the United States that qualify for, and comply with the procedures for claiming benefits under the income tax convention between the Netherlands and the United States (NL/U.S. income tax treaty), generally are eligible for a reduced Netherlands withholding tax rate of 15% on dividend income. The NL/U.S. income tax treaty provides a complete exemption for dividends received by exempt pension trusts and exempt organizations, as defined therein. A holder of the common shares will qualify for benefits under the NL/U.S. income tax treaty (subject to compliance with the procedures for claiming benefits) if the holder:

•	is the beneficial owner of the common shares and the dividends paid on those common shares;

•	is resident in the United States;

•	is not also resident in another jurisdiction;

•	does not hold the common shares in connection with the conduct of business in the Netherlands; and

•	is an individual, an exempt pension trust or exempt organization (as defined in the NL/U.S. income tax treaty), an estate or trust whose income is subject to U.S. taxation as the income of a resident, either in its hands or in the hands of its beneficiaries, or a corporation that is not subject to the treaty’s limitation of benefits provision.

AEGON can refrain from withholding Netherlands dividend withholding tax on the part of the dividend distribution in respect of which the distribution tax discussed below is applicable, if the recipient of the dividend distribution is a resident of the Netherlands, the Netherlands Antilles or Aruba, a member state of the European Union or a country with which the Netherlands has concluded a treaty for the avoidance of double taxation.

A recipient of a dividend on the common shares will not be entitled to an exemption, reduction or partial refund of Netherlands dividend withholding tax if the recipient is not considered the beneficial owner of such dividend. This is the case if:

•	in connection with the receipt of the dividend, the shareholder has agreed, as part of one or more related transactions, to pass the dividend in whole or in part to the benefit of a person that would otherwise be subject to a less favorable exemption from or refund of dividend withholding tax than the recipient of the dividend; and

•	the other person retains or acquires, directly or indirectly, an interest in the common shares on which the dividends was paid, comparable to the interest that person had before the related transactions were entered into.

Distribution Tax

AEGON is subject to a temporary special distribution tax at a rate of 20% to the extent that any “excessive” dividends are distributed on the common shares in the period from January 1, 2001 up to and including December 31, 2005. This distribution tax is a corporate income tax, not a creditable or refundable withholding tax. For purposes of this distribution tax, dividends are considered to be “excessive” when during a particular calendar year, the total amount of dividends distributed exceeds the highest of the following three amounts:

•	4% of the market capitalization of AEGON at the beginning of the relevant calendar year;

•	twice the amount of the average annual dividends (exclusive of extraordinary dividends) by reference to the three calendar years immediately preceding January 1, 2001; or

•	the adjusted statutory income of AEGON for the preceding book year.

The temporary special distribution tax is not levied insofar as the aggregate amount of dividend distributions during the period January 1, 2001 through December 31, 2005 is in excess of the balance of the fair market value of the net assets at the end of the fiscal year that ended prior to January 1, 2001 reduced by the paid-in capital recognized for Netherlands tax purposes.

The distribution tax due is reduced pro rata for common shares that were held, at the time of the dividend distribution, for an uninterrupted period of three years, or as of September 14, 1999, by individuals or entities (other than investment institutions as defined in the Corporate Income Tax Act 1969) holding at least 5% of AEGON’s nominal capital.

Corporate Income Tax and Individual Income Tax

Residents of the Netherlands. If a holder is subject to Netherlands corporate income tax, and the common shares are attributable to its business assets or deemed business assets, income derived from the common shares and gains realized upon the disposal of the common shares are generally taxable.

If a holder is an individual resident or deemed to be resident in the Netherlands for Netherlands tax purposes (including an individual who has opted to be taxed as a resident of the Netherlands), the income derived from the common shares and gains realized upon the disposal of the common shares are taxable at the progressive rates of the Income Tax Act 2001, if:

(i)	the holder of the common shares has an enterprise or an interest in an enterprise to which the common shares are attributable; or

(ii)	the income or gains qualify as “income from miscellaneous activities” (resultaat uit overige werkzaamheden) in the Netherlands within the meaning of Section 3.4 of the Income Tax Act 2001, which include activities with respect to the common shares that exceed “regular, active portfolio management” (normaal, actief vermogensbeheer).

If the above-mentioned conditions (i) or (ii) do not apply to an individual holder of common shares, the actual income derived from common shares and the actual gains realized with respect to the common shares will not be taxable. Instead, the holder of the common shares will be taxed at a flat rate of 30% on deemed income from “savings and investments” (sparen en beleggen) within the meaning of Section 5.1 of the Income Tax Act 2001.

This deemed income amounts to 4% of the average of the individual’s “yield basis” (rendementsgrondslag) within the meaning of Article 5.3 of the Income Tax Act 2001 at the beginning of the calendar year, and the individual’s yield basis at the end of the calendar year, insofar as the average exceeds a certain threshold. The fair market value of the common shares will be included in the individual’s yield basis.

Non-residents of the Netherlands. Dividend distributions on the common shares and capital gains realized upon the disposal of the common shares for a holder that is not resident nor deemed to be resident in the Netherlands for Netherlands tax purposes (and, in the case of an individual holder, has not opted to be taxed as a resident of the Netherlands) are not taxable in the Netherlands, provided that:

•	the holder does not have an enterprise or an interest in an enterprise that is carried on through a permanent establishment or a permanent representative in the Netherlands to which the common shares are attributable;

•	the holder is not entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands, other than by way of securities or through an employment contract, and to which enterprise the common shares are attributable; and

•	with respect to an individual holder, the dividend distributions or capital gains do not qualify as income from miscellaneous activities in the Netherlands within the meaning of Section 3.4 of the Income Tax Act 2001, which include the performance of activities in the Netherlands with respect to the common shares that exceed “regular, active portfolio management” (normaal, actief vermogensbeheer).

Gift and Inheritance Taxes

Residents of the Netherlands. Generally, gift and inheritance taxes will be due in the Netherlands in respect of an acquisition of the common shares by way of a gift by, or on the death of, an individual holder who, for the purposes of the Netherlands gift and inheritance tax, is resident or deemed to be resident in the Netherlands at the time of the gift or his or her death.

An individual of Netherlands nationality is deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax if he or she has been resident in the Netherlands during the ten years preceding the gift or his or her death. An individual of any other nationality is deemed to be a resident of the Netherlands for the purposes of the Netherlands gift and inheritance tax only if he or she has been residing in the Netherlands at any time during the 12 months preceding the time of the gift.

Non-residents of the Netherlands. No gift or inheritance taxes will arise in the Netherlands in respect of an acquisition of the common shares by way of gift by, or as a result of the death of, an individual holder who is neither resident nor deemed to be a resident of the Netherlands, unless:

•	the individual holder at the time of the gift has, or at the time of his or her death had, an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or permanent representative to which the common shares are or were attributable;

•	the common shares are or were attributable to the assets of an enterprise that is effectively managed in the Netherlands and the donor is, or the deceased was, entitled, other than by way of securities or through an employment contract, to a share in the profits of that enterprise at the time of the gift or, as applicable, at the time of his or her death; or

•	in the case of a gift of the common shares by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, if at the time of his or her death such individual was a resident or deemed to be a resident of the Netherlands.

Treaties. Treaties may limit the Dutch sovereignty to levy gift and inheritance tax.

Capital Tax

Netherlands capital tax will, in principle, be due by AEGON at the rate of 0.55% of the fair market value of any contribution to the capital of AEGON upon the issuance of the common shares.

Other Taxes and Duties

No Netherlands value added tax, capital duty, registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty will be due in the Netherlands by a holder in respect of or in connection with the subscription, issue, placement, allotment or delivery of the common shares.

DEBT SECURITIES OF AEGON, AFC AND AFC II

Withholding Tax

No Netherlands withholding tax is due upon payments on the debt securities.

Corporate Income Tax and Individual Income Tax

Residents of the Netherlands. If a holder of the debt securities is subject to Netherlands corporate income tax and the debt securities are attributable to its business assets or its deemed business assets, the income derived from the debt securities and gains realized upon the disposal of the debt securities will be taxable.

If a holder of the debt securities is an individual resident or deemed to be resident in the Netherlands for Netherlands tax purposes (including an individual who has opted to be taxed as a resident of the Netherlands), the income derived from the debt securities and gains realized upon the disposal of the debt securities are taxable at the progressive rates of the Income Tax Act 2001, if:

(i)	the holder of the debt securities has an enterprise or an interest in an enterprise, to which enterprise the debt securities are attributable; or

(ii)	such income or gains qualify as “income from miscellaneous activities” (resultaat uit overige werkzaamheden) within the meaning of Section 3.4 of the Income Tax Act 2001, which include activities with respect to the debt securities that exceed “regular, active portfolio management” (normaal, actief vermogensbeheer).

If the above-mentioned conditions (i) or (ii) do not apply to an individual holder of the debt securities, the actual income derived from debt securities and the actual gains realized with respect to the debt securities will not be taxable. Instead, the holder of the debt securities will be taxed at a flat rate of 30% on deemed income from “savings and investments” (sparen en beleggen) within the meaning of Section 5.1 of the Income Tax Act 2001. This deemed income amounts to 4% of the average of the individual’s “yield basis” (rendementsgrondslag) within the meaning of Article 5.3 of the Income Tax Act 2001 at the beginning of the calendar year and the individual’s yield basis at the end of the calendar year, insofar as the average exceeds a certain threshold. The fair market value of the common shares will be included in the individual’s yield basis.

Non-residents of the Netherlands. A holder of the debt securities that is not resident nor deemed to be resident in the Netherlands for Netherlands tax purposes (nor, in the case of an individual holder, has opted to be taxed as a resident of the Netherlands) is not taxable in respect of a payment on the debt securities or the gains realized upon the disposal of the debt securities, provided that:

•	the corporate holder or individual holder of the debt securities does not have an interest in a Netherlands enterprise to which Netherlands enterprise the debt securities are attributable;

•	the corporate holder or the individual holder of the debt securities is not entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands, other than by way of securities or through an employment contract, and to which enterprise the debt securities are attributable; or

•	in respect of an individual holder such payments and gains do not qualify as income from miscellaneous activities in the Netherlands within the meaning of Section 3.4 of the Income Tax Act 2001, which include the performance of activities in the Netherlands with respect to the debt securities that exceed “regular, active portfolio management” (normaal, actief vermogensbeheer).

Gift and Inheritance Taxes

Residents of the Netherlands. Generally, gift and inheritance taxes will be due in the Netherlands in respect of an acquisition of the debt securities by way of a gift by, or on the death of, an individual holder who for the purposes of the Netherlands gift and inheritance tax is resident or deemed to be resident in the Netherlands at the time of the gift or his or her death.

An individual of Netherlands nationality is deemed to be resident in the Netherlands for the purposes of the Netherlands gift and inheritance tax, if he or she has been resident in the Netherlands during the 10 years preceding the gift or his or her death. An individual of any other nationality is deemed to be resident in the Netherlands for the purposes of the Netherlands gift and inheritance tax only if he or she has been residing in the Netherlands at any time during the 12 months preceding the time of the gift.

Non-residents of the Netherlands. No gift or inheritance taxes will arise in the Netherlands in respect of an acquisition of the debt securities by way of gift by, or as a result of the death of, an individual holder who is neither resident nor deemed to be resident in the Netherlands, unless:

•	such individual holder at the time of the gift has or at the time of his or her death had, an enterprise or an interest in an enterprise that is carried on through a permanent establishment or a permanent representative in the Netherlands to which the common shares are attributable;

•	the debt securities are or were attributable to the assets of an enterprise that is effectively managed in the Netherlands and the donor is or the deceased was entitled to a share in the profits of that enterprise, at the time of the gift or at the time of his or her death, other than by way of securities or through an employment contract; or

•	in the case of a gift of the debt securities by an individual who at the date of the gift was neither a resident nor deemed to be a resident of the Netherlands, such individual dies within 180 days after the date of the gift, if at the time of his or her death such individual was a resident or deemed to be a resident of the Netherlands.

Treaties. Treaties may limit the Dutch sovereignty to levy gift and inheritance tax.

Other Taxes and Duties

No Netherlands value added tax, capital duty, registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, will be due in the Netherlands by a holder in respect of or in connection with the subscription, issue, placement, allotment or delivery of the debt securities.

EU Directive on the Taxation of Savings Income

On June 3, 2003, the European Council of Economics and Finance Ministers agreed on proposals under which Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to or for the benefit of an individual resident in that other Member State, except that, for a transitional period, Belgium, Luxembourg and Austria will instead be required to operate a withholding tax system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). The proposals are anticipated to take effect from January 1, 2005.

TAXATION IN THE UNITED STATES

This section summarizes the material U.S. federal income tax consequences to beneficial holders of securities. This summary addresses only the U.S. federal income tax considerations for holders that acquire the securities at their original issuance and hold the securities as capital assets. This summary does not address all U.S. federal income tax matters that may be relevant to a particular prospective holder. Each prospective investor should consult a professional tax advisor with respect to the tax consequences of an investment in the securities. This summary does not address tax considerations applicable to a holder of security that may be subject to special tax rules including, without limitation, the following:

•	financial institutions;

•	insurance companies;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	regulated investment companies;

•	persons that will hold the securities as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	persons who hold the securities through partnerships or other pass-through entities;

•	holders that own (or are deemed to own) 10% or more of the voting shares of the relevant issuer or guarantor; and

•	holders that have a “functional currency” other than the U.S. dollar.

Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of security.

This discussion does not cover every type of security that may be issued under this prospectus. If we intend to issue a security of a type not described in this summary, or if there are otherwise special tax consequences with respect to the security that are not covered herein, additional tax information will be provided in the prospectus supplement for the applicable security.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

Each prospective investor should consult its own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning or disposing of the securities.

For the purposes of this summary, a “U.S. holder” is a beneficial owner of securities that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding securities should consult their tax advisor. A non-U.S. holder is a beneficial owner of securities that is not a U.S. holder.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

Common Shares of AEGON

Distributions. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, the gross amount of any distribution (including any amounts withheld in respect of Netherlands withholding tax) actually or constructively received by a U.S. holder with respect to common shares will be taxable to the U.S. holder as a dividend to the extent of AEGON’s current and accumulated earnings and profits as determined under U.S. federal income tax principles. The U.S. holder will not be eligible for any dividends received deduction in respect of the dividend otherwise allowable to corporations. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder’s adjusted tax basis in the common shares. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property. AEGON does not maintain calculations of its earnings and profits under U.S. federal income tax principles. If AEGON does not report to a U.S. holder the portion of a distribution that exceeds earnings and profits, the distribution will generally be taxable as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under recently enacted U.S. legislation (the “new U.S. tax legislation”), certain dividends received by individual U.S. holders after December 31, 2002, will be subject to a maximum income tax rate of 15%. This reduced income tax rate is only applicable to dividends paid by “qualified corporations” and only with respect to shares held by a qualified U.S. holder (i.e., an individual) for a minimum holding period (generally, 61 days during the 120-day period beginning 60 days before the ex-dividend date). AEGON should be considered a qualified corporation under the new U.S. tax legislation. Accordingly, dividends paid by AEGON to individual U.S. holders on shares held for the minimum holding period may be eligible for a reduced income tax rate. Under the new U.S. tax legislation, the reduced tax rate for qualified dividends is scheduled to expire on December 31, 2008, unless further extended by Congress. Each prospective investor should consult its own tax advisor regarding the implications of the new legislation.

The amount of any distribution paid in a currency other than U.S. dollars (a “foreign currency”) including the amount of any withholding tax thereon, will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the foreign currencies calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the foreign currencies are converted into U.S. dollars. If the foreign currencies are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the foreign currencies received in the distribution are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the foreign currencies equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currencies will be treated as ordinary income or loss.

Dividends received by a U.S. holder with respect to common shares will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. Subject to certain conditions and limitations, and subject to the discussion in the next paragraph, any Netherlands income tax withheld on dividends may be deducted from taxable income or credited against a U.S. holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by AEGON generally will constitute “passive income”, or, in the case of some U.S. holders, “financial services income”. In certain circumstances, a U.S. holder may be unable to claim foreign tax credits for foreign taxes imposed on a dividend if the U.S. holder (1) has not held the common shares for at least 16 days in the 30-day period beginning 15 days before the ex-dividend date, during which it is not protected from risk of loss; (2) is obligated to make payments related to the dividends; or (3) holds the common shares in arrangements in which the U.S. holder’s expected profit, after non-U.S. taxes, is insubstantial. Under the new U.S. tax legislation, the amount of the qualified dividend income paid by AEGON to a U.S. holder that is subject to the reduced dividend income tax rate and that is taken into account for purposes of calculating the U.S. holder’s U.S. foreign tax credit limitation must be reduced by the “rate differential portion” of such dividend (which, assuming a U.S. holder in the highest income tax bracket, would generally require a reduction of the dividend amount by approximately 57.14%). Each prospective investor should consult its own tax advisor regarding the implication of the new U.S. tax legislation on the calculation of U.S. foreign tax credits.

In general, upon making a distribution to shareholders, AEGON is required to remit all amounts withheld as Netherlands dividend withholding tax to the Netherlands tax authorities and, in such circumstances, the full amount of the taxes so withheld would generally (subject to certain limitations and conditions) be eligible for the U.S. holder’s foreign tax deduction or credit as described above. The Netherlands dividend withholding tax may not be creditable against a U.S. holder’s U.S. federal income tax liability, however, to the extent that AEGON is allowed to reduce the amount of dividend withholding tax paid to the Netherlands tax authorities by crediting withholding tax imposed on certain dividends paid to AEGON. Currently, AEGON may, with respect to dividends received from qualifying non-Netherlands subsidiaries, credit taxes withheld from those dividends against the Netherlands withholding tax imposed on a dividend paid by AEGON up to a certain maximum amount. The credit reduces the amount of dividend withholding tax that AEGON is required to pay to the Netherlands taxing authorities but does not reduce the amount of tax AEGON is required to withhold from dividends paid to U.S. holders. In these circumstances, it is likely that the portion of taxes that AEGON is not required to pay to the Netherlands tax authorities with respect to dividends paid to U.S. holders would not qualify as a creditable tax for U.S. foreign tax credit purposes. Investors are urged to consult their tax advisers regarding the general creditability or deductibility of Netherlands withholding taxes.

A distribution of additional common shares to U.S. holders with respect to their common shares that is made as part of a pro rata distribution to all shareholders generally will not be subject to U.S. federal income tax unless U.S. holders can elect that the distribution be payable in either additional common shares or cash. AEGON expects that U.S. holders would have this option upon each distribution. Accordingly, a distribution of additional common shares to U.S. holders with respect to their common shares where U.S. holders may elect that distribution be payable in additional common shares or cash will be taxable under the rules described above.

Sale or Other Disposition of Shares. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, a U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of common shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder’s tax basis for those common shares. This gain or loss will be a capital gain or loss and will generally be treated as from sources within the United States, except that losses will be treated as foreign source to the extent the U.S. holder received dividends that were includable in the financial services income basket during the 24-month period prior to the sale. Prospective investors should consult their own tax advisors with respect to the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates that have held the common shares for more than one year) and capital losses (the deductibility of which is subject to limitations).

If a U.S. holder receives foreign currency upon a sale or exchange of common shares, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such foreign currency will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, the U.S. holder generally should not be required to recognize any gain or loss on such conversion.

When a U.S. holder’s basis in the common shares includes any amount recognized under the passive foreign investment company (“PFIC”) rules (described below) and the U.S. holder recognizes a loss on the transaction with respect to such amounts that exceeds certain specified thresholds, the U.S. holder may be required to specifically disclose certain information with respect to the transaction on its tax return under recently issued tax disclosure regulations. U.S. holders should consult their own tax advisors as to the applicability of these disclosure regulations.

Redemption of Common Shares. The redemption of common shares by AEGON will be treated as a sale of the redeemed shares by the U.S. holder (which is taxable as described above under “Sale or Other Disposition of the Common Shares”) or, in certain circumstances, as a distribution to the U.S. holder (which is taxable as described above under “Distributions”).

Passive Foreign Investment Company Considerations. A corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either: (1) at least 75% of its gross income is passive income, or (2) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. In arriving at this calculation, AEGON must also include a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions, but excludes any income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. Based on AEGON’s estimated gross income, the average value of AEGON’s gross assets and the nature of AEGON’s active insurance business, AEGON does not believe that it will be classified as a PFIC in the current taxable year. AEGON’s status in any taxable year will depend on its assets and activities in each year and because this is a factual determination made annually at the end of each taxable year, there can be no assurance that AEGON will not be considered a PFIC for any future taxable year. If AEGON were treated as a PFIC in any year during which a U.S. holder owns common shares, certain adverse tax consequences could apply. Investors should consult their own tax advisors with respect to any PFIC considerations.

Debt Securities of AEGON, AFC and AFC II

Interest. Interest paid on the debt securities, other than interest on a discount note that is not qualified stated interest (each as defined below under “Original Issue Discount”), will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, depending on the U.S. holder’s method of accounting for U.S. federal income tax purposes.

A U.S. holder utilizing the cash method of accounting for U.S. federal income tax purposes that receives an interest payment denominated in a foreign currency will be required to include in income the U.S. dollar value of that interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

If interest on a debt security is payable in a foreign currency, an accrual basis U.S. holder is required to include in income the U.S. dollar value of the amount of interest income accrued on a debt security during the accrual period. An accrual basis U.S. holder may determine the amount of the interest income to be recognized in accordance with either of two methods. Under the first accrual method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second accrual method, the U.S. holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, an electing accrual basis U.S. holder may instead translate that interest expense at the exchange rate in effect on the day of actual receipt. Any election to use the second accrual method will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and will be irrevocable without the consent of the U.S. Internal Revenue Service (the “IRS”).

A U.S. holder utilizing either of the foregoing two accrual methods will recognize ordinary income or loss with respect to accrued interest income on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security). The amount of ordinary income or loss will equal the difference between the U.S. dollar value of the interest payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined under the accrual method utilized by the U.S. holder).

Foreign currency received as interest on the debt securities will have a tax basis equal to its U.S. dollar value at the time the interest payment is received. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

Interest on the debt securities received by a U.S. holder will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, the interest on the debt securities should generally constitute “passive income”, or in the case of certain U.S. holders, “financial services income”.

Original Issue Discount

A debt security, other than a debt security with a term of one year or less (a “short-term note”), will be treated as issued at an original issue discount (“OID”, and a debt security issued with OID, a “discount note” ) for U.S. federal income tax purposes if the excess of the sum of all payments provided under the debt security, other than “qualified stated interest payments” (as defined below), over the issue price of the debt security is more than a “de minimis amount” (as defined below). “Qualified stated interest” is generally interest paid on a debt security that is unconditionally payable at least annually at a single fixed rate. The issue price of the debt securities will be the first price at which a substantial amount of the debt securities are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

In general, if the excess of the sum of all payments provided under the debt security other than qualified stated interest payments (the “stated redemption price at maturity”) over its issue price is less than 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity (the “de minimis amount”), then such excess, if any, constitutes “de minimis OID” and the debt security is not a discount note. Unless the election described below under “Election to Treat All Interest as OID” is made, a U.S. holder of a debt security with de minimis OID must include such de minimis OID in income as stated principal payments on the debt security are made. The includable amount with respect to each such payment will equal the product of the total amount of the debt security’s deminimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security.

A U.S. holder will be required to include OID on a discount note in income for U.S. federal income tax purposes as it accrues, calculated on a constant-yield method, before the actual receipt of cash attributable to that income, regardless of the U.S. holder’s method of accounting for U.S. federal income tax purposes. Under this method, U.S. holders generally will be required to include in income increasingly greater amounts of OID over the life of the discount notes. Investors should consult their own tax advisors to determine the U.S. federal income tax implications of the constant-yield method and regarding the accrual of OID generally.

OID for any accrual period on a discount note that is denominated in, or determined by reference to, a foreign currency will be determined in that foreign currency and then translated into U.S. dollars in the same manner as interest payments accrued by an accrual basis U.S. holder, as described under “Interest” above. Upon receipt of an amount attributable to OID in these circumstances, a U.S. holder may recognize ordinary income or loss.

OID on a discount note will be treated as foreign source income for the purposes of calculating a U.S. holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, OID on a discount note should generally constitute “passive income” or, in the case of certain U.S. holders, “financial services income”.

Acquisition Premium. A U.S. holder that purchases a debt security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price and that does not make the election described below under “Election to Treat All Interest as OID” will have acquisition premium. Investors should consult their own tax advisors regarding the U.S. federal income tax implications of acquisition premium.

Market Discount. A debt security, other than a short-term note, will be treated as purchased at a market discount (a “market discount note”) if the debt security’s stated redemption price at maturity or, in the case of a discount note, the debt security’s “revised issue price”, exceeds the amount for which the U.S. holder purchased the debt security by at least 0.25% of the debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. If such excess is not sufficient to cause the debt security to be a market discount note, then such excess constitutes “de minimis market discount” and the debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the “revised issue price” of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.

Any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on that debt security. Alternatively, a U.S. holder of a market discount note may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Market discount on a market discount note will accrue on a straight-line basis unless the U.S. holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A U.S. holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to that market discount note in an amount not exceeding the accrued market discount on that market discount note until the maturity or disposition of that market discount note.

Election to Treat All Interest as OID. A U.S. holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method under the heading “Original Issue Discount”, with the modifications described below. For the purposes of this election, interest includes stated interest, OID, de minimis

OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal its cost to the electing U.S. holder, the issue date of the debt security will be the date of its acquisition by the electing U.S. holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing U.S. holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

If the election to apply the constant-yield method to all interest on a debt security is made with respect to a market discount note, the electing U.S. holder will be treated as having made the election discussed above under “Original Issue Discount—Market Discount” to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. holder.

Debt Securities Subject to Redemption

Certain of the debt securities (1) may be redeemable at the option of the relevant issuer prior to their maturity (a “call option”) and/or (2) may be repayable at the option of the holder prior to their stated maturity (a “put option”). Debt securities containing such features may be subject to rules that are different from the general rules discussed above. Investors intending to purchase debt securities with such features should consult their own tax advisors, since the OID consequences will depend, in part, on the particular terms and features of the purchased debt securities. The applicable prospectus supplement will contain additional discussion relating to the terms and features of such debt securities.

Short-Term Debt Securities

Short-term debt securities will be treated as having been issued with OID. In general, an individual or other cash method U.S. holder is not required to accrue such OID unless the U.S. holder elects to do so. If such an election is not made, any gain recognized by the U.S. holder on the sale, exchange or maturity of the short-term debt security will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to the short-term debt security will be deferred until a corresponding amount of income is realized. U.S. holders who report income for U.S. federal income tax purposes under the accrual method are required to accrue OID on a short-term debt security on a straight-line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding).

Debt Securities Purchased at a Premium

A U.S. holder that purchases a debt security for an amount in excess of its principal amount may elect to treat such excess as amortizable bond premium. If this election is made, the amount required to be included in the U.S. holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to such year. In the case of a debt security that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a U.S. holder realizes exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and is irrevocable without the consent of the IRS.

Sale, Exchange or Retirement of the Debt Securities

A U.S. holder’s tax basis in a debt security will generally equal its “U.S. dollar cost”, increased by the amount of any OID or market discount included in the U.S. holder’s income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the U.S. holder’s income with respect to the debt security (each as determined above), and reduced by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the debt security. The “U.S. dollar cost” of a debt security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on (1) the date of purchase or (2) in the case of a debt security traded on an established securities market (as defined in the applicable U.S. Treasury regulations), that is purchased by a cash basis U.S. holder (or an accrual basis U.S. holder that so elects), on the settlement date for the purchase. A U.S. holder will generally recognize gain or loss on the sale, exchange or retirement of a debt security equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the debt security. The amount realized on the sale, exchange or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of that amount on the date of disposition, or in the case of debt securities traded on an established securities market (as defined in the applicable U.S. Treasury regulations) that are sold by a cash basis U.S. holder or by an accrual basis U.S. holder that so elects, on the settlement date for the sale.

Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a debt security that is attributable to changes in currency exchange rates will be ordinary income or loss and will consist of OID exchange gain or loss and principal exchange gain or loss. OID exchange gain or loss will equal the difference between the U.S. dollar value of the amount received on the sale, exchange or retirement of a debt security that is attributable to accrued but unpaid OID as determined by using the exchange rate on the date of the sale, exchange or retirement and the U.S. dollar value of accrued but unpaid OID as determined by the U.S. holder under the rules described above under “Original Issue Discount”. Principal exchange gain or loss will equal the difference between the U.S. dollar value of the U.S. holder’s purchase price of the debt security in foreign currency determined on the date of the sale, exchange or retirement, and the U.S. dollar value of the U.S. holder’s purchase price of the debt security in foreign currency determined on the date the U.S. holder acquired the debt security. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the debt security, and will generally be treated as from sources within the United States for U.S. foreign tax credit limitation purposes.

Any gain or loss recognized by a U.S. holder in excess of foreign currency gain recognized on the sale, exchange or retirement of a debt security would generally be U.S. source capital gain or loss (except to the extent such amounts are attributable to market discount, accrued but unpaid interest, or subject to the general rules governing contingent payment obligations). Prospective investors should consult their own tax advisors with respect to the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates that held the debt securities for more than one year) and capital losses (the deductibility of which is subject to limitations).

If a U.S. holder’s basis in a debt security includes accrued but unpaid OID and the U.S. holder recognizes a loss on the transaction with respect to such amounts that exceeds certain specified thresholds, the U.S. holder may be required to specifically disclose certain information with respect to the transaction on its tax return under recently issued tax disclosure regulations. U.S. holders should consult their own tax advisors as to the applicability of these disclosure regulations.

A U.S. holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

Warrants

Consequences of Exercise. Upon exercise of a warrant, a U.S. holder will not recognize gain or loss (except to the extent of cash, if any, received in lieu of the issuance of fractional securities) and will have a tax basis in the securities acquired pursuant to such exercise equal to such U.S. holder’s tax basis in the warrant plus the exercise price of the warrant. The holding period for the securities so acquired will commence on the date of the exercise of the warrant. Subject to the discussion under “Passive Investment Company Considerations” below, if any cash is received in lieu of fractional securities, the U.S. holder will recognize gain or loss in an amount and of the same character that such U.S. holder would have recognized if such U.S. holder had received such fractional securities and then immediately sold them for cash back to the relevant issuer.

Similarly, a U.S. holder will recognize gain or loss if it receives cash in settlement of a warrant equal to the difference between the amount realized on the settlement and such U.S. holder’s adjusted tax basis in the warrant. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the warrant was held by the holder for more than one year prior to the sale or exchange.

Sale, Exchange and Expiration of Warrants. Subject to the discussion under “Passive Investment Company Considerations” below, the sale of a warrant will result in the recognition of capital gain or loss to the U.S. holder in an amount equal to the difference between the amount realized on such sale or exchange and the U.S. holder’s tax basis in the warrant. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the warrant was held by the U.S. holder for more than one year prior to the sale or exchange.

If a warrant expires unexercised, a U.S. holder will generally recognize a capital loss equal to such U.S. holder’s tax basis in the warrant. Such capital loss may, subject to certain limitations, be used to offset capital gains, if any, otherwise realized by a U.S. holder.

Adjustments. Under Section 305 of the Code, adjustments to the exercise price or conversion ratio of the warrants which may occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by a U.S. holder. Constructive dividends are generally treated in a same manner as described under “Common Shares of AEGON— Distributions”.

Purchase Contracts for Securities

A U.S. holder generally will not recognize gain or loss on the purchase of the AEGON common stock or debt securities under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of the common stock or debt security, which should be treated as paid in exchange for such fractional share. A U.S. holder’s aggregate initial tax basis in the common stock or debt securities acquired under a purchase contract should generally be the purchase price paid for such common stock or debt securities, less the portion of such purchase price and tax basis allocable to the fractional share. The holding period for the common stock or debt securities acquired under the purchase contract will commence on the day following the acquisition of such common stock or debt securities.

If a purchase contract terminates, a U.S. holder will recognize gain or loss equal to the difference between the amount realized, if any, upon the termination and the U.S. holder’s adjusted tax basis, if any, in the purchase contract at the time of the termination. Any such gain or loss will be capital gain or loss and the deductibility of any capital losses will be subject to limitations for individual U.S. holders, estates or trusts.

If a purchase contract is part of a unit, the applicable prospectus supplement will provide additional discussion with respect to any special U.S. federal income tax considerations relating to the effect the termination or settlement of a purchase contract may have on the components constituting the unit.

Units

The purchase price of each unit will be allocated between the applicable ownership interest in the respective components constituting the unit in proportion to the components’ respective fair market values at the time of the U.S. holder acquired the unit. Such allocation will establish the U.S. holder’s initial tax basis in the ownership interest in respective components constituting the unit. The applicable prospectus supplement will discuss additional U.S. federal income tax considerations applicable to the ownership of a unit. Prospective investors in units should also consult with their tax advisors as to the applicable tax considerations with respect to the ownership interest in a unit and the components constituting a unit.

Payments by Guarantor

A payment on guaranteed debt securities made by AEGON generally will be treated in the same manner as if made directly by the issuer.

Special Categories of Debt Securities of AEGON, AFC and AFC II

Additional tax rules may apply to other categories of debt securities of AEGON, AFC and AFC II. The prospectus supplement for these debt securities may describe these rules. In addition, you should consult your tax advisor in these situations. These categories of debt securities include:

•	debt securities that are convertible into common shares of AEGON;

•	debt securities that are issued in bearer form;

•	debt securities with contingent payments;

•	debt securities with variable rate payments;

•	indexed debt securities where payments will be payable by reference to any index or formula;

•	debt securities that are perpetual in maturity;

•	debt securities that are callable by the issuer before their maturity, other than typical calls at a premium; and

•	debt securities that are extendable at the option of the issuer or the holder.

Information Reporting and Backup Withholding

Assuming you hold your securities through a broker or other securities intermediary, the intermediary is required to provide information to the IRS concerning interest, OID or dividend, as the case may be, and retirement proceeds on your securities, unless an exemption applies. In addition, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS and comply with other IRS requirements concerning information reporting. If you are subject to these requirements but do not comply, the intermediary is required to withhold tax (currently at a rate of 28%, which rate may be subject to change in the future) in respect of amounts payable to you on the securities (including principal payments). This is called “backup withholding”. If the intermediary backup withholds payments, you may use the withheld amount as a credit against your U.S. federal income tax liability. Some U.S. holders, including corporations and tax-exempt organizations, are exempt from these requirements. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

Withholding Taxes

Generally, payments of principal and interest, including OID, on the guaranteed debt securities will not be subject to U.S. withholding taxes. The same rules will generally apply to payments of additional amounts and payments made by a guarantor on a guaranteed debt security. However, if you hold guaranteed debt securities issued by AFC or AFC II, for the exemption from U.S. withholding taxes to apply to you, you must meet one of the following requirements:

•	You provide your name, address, and a signed statement that you are the beneficial owner of the guaranteed debt security and are not a U.S. holder. This statement is generally made on U.S. IRS Form W-8BEN and is provided to the bank, broker, or other intermediary through which you hold your debt securities;

•	You hold the debt securities directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office, and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures;

•	You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on U.S. IRS Form W-8BEN. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files; or

•	You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. and is not exempt from U.S. tax under a tax treaty. This claim is generally made on U.S. IRS Form W-8ECI.

You should consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if:

•	The person receiving the application form has actual knowledge that the statements on the form are false;

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false; or

•	An intermediary through which you hold the debt securities fails to comply with the procedures necessary to avoid withholding taxes on the debt securities. In particular, an intermediary is generally required to forward a copy of your Form W-BEN (or other documentary evidence concerning your status) to the withholding agent for the debt securities. However, if you hold your debt securities through a qualified intermediary, or if there is a qualified intermediary in the chain of title between you and the withholding agent for the debt securities, the qualified intermediary will not generally forward this information to the withholding agent.

Even if you comply with these conditions, U.S. withholding taxes might arise on guaranteed debt securities issued by AFC and AFC II if the amount of interest is based on the earnings or other attributes of AFC and AFC II, as the case may be, or a related party. If this exception applies, additional information will be provided in the prospectus supplement.

Sale, Exchange or Retirement of Securities

If you sell, exchange or redeem common shares or debt securities, you will generally not be subject to U.S. federal income tax on any gain, unless one of the following applies:

•	the gain is connected with a trade or business that you conduct in the United States;

•	you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the guaranteed debt security, and certain other conditions are satisfied; or

•	the gain represents accrued interest or OID, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your securities in connection with a trade or business that you are conducting in the United States, any interest or dividend on the security and any gain from disposing the security generally will be subject to income tax as if you were a U.S. holder, and if you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the security. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Information Reporting and Backup Withholding

United States rules concerning information reporting and backup withholding are described above. These rules apply to non-U.S. holders as follows:

If you provide the tax certifications needed to avoid withholding tax on interest, as described above,principal and interest (including OID) payments received by you will automatically be exempt from U.S. information reporting requirements and backup withholding. The exemption does not apply if the recipient of the applicable form knows that the form is false. If you provide the required tax certifications of exempt or non-U.S.

status, dividends received by you will also generally be exempt from U.S. information reporting requirements and backup withholding. Interest payments made to you by AFC and AFC II will be reported to the IRS on Form 1042-S. Sales proceeds you receive on a sale of your common stock or guaranteed debt through a broker may be subject to information reporting and backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file U.S. IRS Form W-8BEN to claim an exemption from information reporting and backup withholding. You should consult your tax advisor concerning the application of the information reporting and backup withholding rules.

PROSPECTIVE INVESTORS SHOULD CONSULT LEGAL AND TAX ADVISORS IN THE COUNTRIES OF THEIR CITIZENSHIP, RESIDENCE AND DOMICILE TO DETERMINE THE POSSIBLE TAX CONSEQUENCES OF PURCHASING, HOLDING, SELLING AND REDEEMING SECURITIES UNDER THE LAWS OF THEIR RESPECTIVE JURISDICTIONS.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in and outside the United States in one or more of the following ways:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The distribution of the securities may be carried out from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The distribution of guarantees may also be carried out in connection with a consent solicitation to amend covenants relating to a subsidiary’s indebtedness. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the AEGON Group in the ordinary course of business.

The prospectus supplement or, if applicable, the pricing supplement relating to any offering will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the purchase price of, or consideration payable for, the securities;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts or other underwriters’ compensation;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any other information we think is important.

Sales through Underwriters or Dealers

If we use underwriters in an offering using this prospectus, we will execute an underwriting agreement with one or more underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if they purchase any. Underwriters may sell those securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If we use underwriters in an offering of securities using this prospectus, the related prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

We may grant to the underwriters an option to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement or, if applicable, the pricing supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If we use a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.

Direct Sales and Sales through Agents

We may also use this prospectus to directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved. Except as set forth in the related prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may also sell the offered securities through agents we designate from time to time. In the prospectus supplement, we will describe any commission payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

We may authorize underwriters and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us will be detailed in the prospectus supplement.

Indemnification

Underwriters, dealers or agents participating in a distribution of securities using this prospectus may be deemed to be underwriters under the Securities Act. Pursuant to agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect of those liabilities.

LEGAL OPINIONS

Certain matters of United States law relating to the securities offered through this prospectus will be passed upon for AEGON, AFC and AFC II by Allen & Overy, New York, New York. Certain matters of Netherlands law relating to the securities offered through this prospectus will be passed upon for AEGON by Allen & Overy, Amsterdam, the Netherlands.

EXPERTS

Ernst & Young Accountants, independent auditors, have audited the consolidated financial statements and schedules included in AEGON’s annual report on Form 20-F for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus. AEGON’s financial statements and schedules are incorporated by reference in reliance on Ernst & Young Accountant’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

AEGON maintains insurance to indemnify members of the AEGON Executive and Supervisory Boards and officers of AEGON. The certificate of incorporation of each of AFC and AFC II provides for indemnification of present and former officers and directors and their legal representatives for actions taken at the request of AFC or AFC II, as the case may be. Indemnification is to be made to the fullest extent legally permissible under the General Corporation Law of the State of Delaware for all expenses, liabilities and losses reasonably incurred by such persons in connection with those actions. The by-laws of each of AFC and AFC II permit insurance to be maintained for such indemnification.

Any underwriter will agree, severally, to indemnify the directors of AEGON, AFC and AFC II and the officers of such corporations who sign the registration statement from and against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which such persons may be required to make in respect thereof, based on information supplied by such underwriter for use herein and in any prospectus supplement.

Item 9. Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement with respect to common shares[1]

1.2	Form of Underwriting Agreement with respect to debt securities[2]

1.3	Form of Underwriting Agreement with respect to warrants[1]

1.4	Form of Underwriting Agreement with respect to purchase contracts[1]

1.5	Form of Underwriting Agreement with respect to units[1]

4.1	Articles of Incorporation of AEGON N.V., as amended and restated May 26, 2003

4.2	Amendment of the 1983 Merger Agreement among AEGON and Vereniging AEGON

4.3	Preferred Shares Voting Rights Agreement

4.4	Specimen Share Certificate[3]

4.5	Indenture between AEGON N.V., AEGON Funding Corp., AEGON Funding Corp. II and Citibank, N.A., as Trustee[4]

4.6	Form of Supplemental Indenture[5]

4.7	Form of Guarantee Agreement[1]

4.8	Form of Warrant Agreement[1]

4.9	Form of Purchase Contract Agreement[1]

4.10	Form of Unit Agreement[1]

5.1	Opinion of Allen & Overy, New York, New York

5.2	Opinion of Allen & Overy, Amsterdam, the Netherlands

23.1	Consent of Allen & Overy, New York, New York (included in Exhibit 5.1)

23.2	Consent of Allen & Overy, Amsterdam, the Netherlands (included in Exhibit 5.2)

23.3	Consent of Ernst & Young Accountants

24.1	Powers of Attorney (included on signature pages)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1[6]

[1]	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.
[2]	Incorporated by reference to Exhibit 1.2 to Post-Effective Amendment No. 2 to Form F-3 (file no. 333-71438) filed with the SEC on May 15, 2003.
[3]	Incorporated by reference to Exhibit 4.2 to Form F-3 filed with the SEC on October 11, 2001 (file no. 333-71438).
[4]	Incorporated by reference to Exhibit 4.3 to Form F-3 filed with the SEC on October 11, 2001 (file no. 333-71438).
[5]	To be filed by amendment.
[6]	Incorporated by reference to Exhibit 25.1 to Form F-3 filed with the SEC on October 11, 2001 (file no. 333-71438).

Item 10. Undertakings

A. Undertaking pursuant to Rule 415

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this subparagraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in Form F-3.

B. Undertaking regarding request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

C. Undertaking regarding filings incorporating subsequent Exchange Act documents by reference:

Each of the undersigned registrants undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, if applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, AEGON N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Hague, the Netherlands, on this 24th day of June, 2003.

AEGON N.V.

By:	/s/ D.J. SHEPARD
Name:	D.J. Shepard
Title:	Chief Executive Officer Chairman of the Executive Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Lagendijk and C.M. van Katwijk, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons (who comprise a majority of the Executive and Supervisory Boards) in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D.J. SHEPARD D.J. SHEPARD	Chief Executive Officer and Chairman of the Executive Board (Principal Executive Officer)	June 24, 2003

/s/ J.B.M. STREPPEL J.B.M. STREPPEL	Executive Board Member (Principal Financial and Principal Accounting Officer)	June 24, 2003

/s/ J.G. VAN DER WERF J.G. VAN DER WERF	Executive Board Member	June 24, 2003

/s/ P. VAN DE GEIJN P. VAN DE GEIJN	Executive Board Member	June 24, 2003

/s/ A.R. WYNAENDTS A.R. WYNAENDTS	Executive Board Member	June 24, 2003

/s/ M. TABAKSBLAT M. TABAKSBLAT	Chairman of the Supervisory Board	June 24, 2003

/s/ H. DE RUITER H. DE RUITER	Vice Chairman of the Supervisory Board	June 24, 2003

/s/ K.J. STORM K.J. STORM	Supervisory Board Member	June 24, 2003

/s/ D.G. EUSTACE D.G. EUSTACE	Supervisory Board Member	June 24, 2003

/s/ O.J. OLCAY O.J. OLCAY	Supervisory Board Member	June 24, 2003

/s/ T. REMBE T. REMBE	Supervisory Board Member	June 24, 2003

/s/ W.F.C. STEVENS W.F.C. STEVENS	Supervisory Board Member	June 25, 2003

/s/ F.J. DE WIT F.J. DE WIT	Supervisory Board Member	June 24, 2003

/s/ L.M. VAN WIJK L.M. VAN WIJK	Supervisory Board Member	June 24, 2003

/s/ C.D. VERMIE C.D. VERMIE	Authorized U.S. Representative	June 24, 2003

Pursuant to the requirements of the Securities Act of 1933, the registrant, AEGON Funding Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware, on this 25th day of June, 2003.

AEGON FUNDING CORP.

By:	/s/ C.M. VAN KATWIJK
Name:	C.M. van Katwijk
Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Lagendijk and C.M. van Katwijk, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons (who comprise a majority of the Board of Directors) in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C.M. VAN KATWIJK C.M. VAN KATWIJK	President, and Director (Principal Executive Officer)	June 25, 2003

/S/ C. FLENNIKEN C. FLENNIKEN	Treasurer and Director (Principal Financial and Principal Accounting Officer)	June 25, 2003

/s/ C.D. VERMIE C.D. VERMIE	Secretary, and Director	June 25, 2003

Pursuant to the requirements of the Securities Act of 1933, the registrant, AEGON Funding Corp. II, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware, on this 25th day of June, 2003.

AEGON FUNDING CORP. II

By:	/s/ C.M. VAN KATWIJK
Name:	C.M. van Katwijk
Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Lagendijk and C.M. van Katwijk, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons (who comprise a majority of the Board of Directors) in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C.M. VAN KATWIJK C.M. VAN KATWIJK	President, and Director (Principal Executive Officer)	June 25, 2003

/S/ C. FLENNIKEN C. FLENNIKEN	Treasurer and Director (Principal Financial and Principal Accounting Officer)	June 25, 2003

/s/ C.D. VERMIE C.D. VERMIE	Secretary, and Director	June 25, 2003

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement with respect to common shares[1]

1.2	Form of Underwriting Agreement with respect to debt securities[2]

1.3	Form of Underwriting Agreement with respect to warrants[1]

1.4	Form of Underwriting Agreement with respect to purchase contracts[1]

1.5	Form of Underwriting Agreement with respect to units[1]

4.1	Articles of Incorporation of AEGON N.V., as amended and restated May 26, 2003

4.2	Amendment of the 1983 Merger Agreement among AEGON and Vereniging AEGON

4.3	Preferred Shares Voting Rights Agreement

4.4	Specimen Share Certificate[3]

4.5	Indenture between AEGON N.V., AEGON Funding Corp., AEGON Funding Corp. II and Citibank, N.A., as Trustee[4]

4.6	Form of Supplemental Indenture[5]

4.7	Form of Guarantee Agreement[1]

4.8	Form of Warrant Agreement[1]

4.9	Form of Purchase Contract Agreement[1]

4.10	Form of Unit Agreement[1]

5.1	Opinion of Allen & Overy, New York, New York

5.2	Opinion of Allen & Overy, Amsterdam, the Netherlands

23.1	Consent of Allen & Overy, New York, New York (included in Exhibit 5.1)

23.2	Consent of Allen & Overy, Amsterdam, the Netherlands (included in Exhibit 5.2)

23.3	Consent of Ernst & Young Accountants

24.1	Powers of Attorney (included on signature pages)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1[6]

[1]	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.
[2]	Incorporated by reference to Exhibit 1.2 to Post-Effective Amendment No. 2 to Form F-3 (file no. 333-71438) filed with the SEC on May 15, 2003.
[3]	Incorporated by reference to Exhibit 4.2 to Form F-3 filed with the SEC on October 11, 2001 (file no. 333-71438).
[4]	Incorporated by reference to Exhibit 4.3 to Form F-3 filed with the SEC on October 11, 2001 (file no. 333-71438).
[5]	To be filed by amendment.
[6]	Incorporated by reference to Exhibit 25.1 to Form F-3 filed with the SEC on October 11, 2001 (file no. 333-71438).